Exhibit 4.53

STOCK PURCHASE AGREEMENT

by and among

HONGKONG CHEETAH MOBILE TECHNOLOGY LIMITED

THE MAIN SELLERS NAMED HEREIN,

THE SELLERS’ REPRESENTATIVES

and

MOBPARTNER S.A.S.,

dated as of: March 15, 2015

i

EXHIBITS

EXHIBIT A-1	SELLERS WORKSHEET
EXHIBIT B	SAMPLE CALCULATION OF PURCHASE PRICE
EXHIBIT C	SCOPE OF COMPANY OPERATIONS
EXHIBIT D	TERMS AND CONDITIONS OF THE EMPLOYEE RETENTION OR INCENTIVE PLAN AND LIST OF ITS BENEFICIARIES
EXHIBIT E	ELIGIBLE EMPLOYEES
EXHIBIT F	FORM OF SHORT-SPA
EXHIBIT G	FORM OF EMPLOYMENT AGREEMENT
EXHIBIT H	REVERSED PAYABLES

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of March 15, 2015, by and among: Hongkong Cheetah Mobile Technology Limited, a Hong Kong company, with its registered address at Rm 1101, 11/F San Toi Bldg, No.139, Connaught Rd Central Hong Kong (“Purchaser”); Mr. Vianney Settini and Mr. Guillaume Alabert (the “Founders”), funds managed by Alven Capital Partners and Newfund Management (the “Investors”) and each of the other Persons identified under the heading “Main Sellers” on Exhibit A-1 hereto (collectively with the Founders and the Investors, “Main Sellers”); Mr. Djamel Agaoua and Alven Capital Partners solely in their capacity as the Sellers’ Representatives; and MobPartner S.A.S., a société par actions simplifiée organized and existing under the laws of France and with its registered offices at 89-91, avenue Ledru-Rollin, 75011 Paris, France registered with the Commercial Registry of Paris under number 484 374 533 R.C.S. Paris (the “Company”). Certain capitalized terms used in this Agreement have the meanings assigned to them in ARTICLE X.

RECITALS

WHEREAS, as of the date hereof, the Main Sellers, together with the other persons identified on Exhibit A-1 hereto (the “Other Sellers” and, together with the Main Sellers, the “Sellers”), collectively hold 100% of the (i) issued and outstanding ordinary shares of the Company (the “O Shares”), (ii) issued and outstanding preference shares of the Company (the “P Shares”, and together with the O Shares, the “Shares”), (iii) Company Warrants, (iv) Company Options and (v) anti-dilutive ratchet warrants (the “Company Ratchet Warrants”);

WHEREAS, the Company Ratchet Warrants will be waived and surrendered for cancellation as set forth herein, such that, at the Closing no Company Ratchet Warrants will remain outstanding;

WHEREAS, at or prior to the Closing, each Seller holding Company Options will exercise in full his, her or its Company Options that are currently exercisable or that become exercisable as a result of the Transactions, such that, at the Closing no Company Options will remain outstanding;

WHEREAS, the Main Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Main Sellers, all of their O Shares, P Shares and Company Warrants outstanding at the Closing (including their O Shares and P Shares issued upon exercise of Company Options at or prior to the Closing, together the “Sold Securities”), upon the terms and conditions set forth in this Agreement;

WHEREAS, each Main Seller acknowledges and understands that the consideration received by the Investors, Mr. Djamel Agaoua and Mr. Charles-Antoine Morand may differ from that received by the other Main Sellers;

WHEREAS, as a condition to the willingness of Purchaser to enter into this Agreement, the Founders and Mr. Djamel Agoua have agreed to enter into employment and non-competition agreements with the Company, effective as of the Closing; and

WHEREAS, Main Sellers have appointed the Sellers’ Representatives to take such actions, and accept such deliveries as provided herein to be taken or accepted by Main Sellers other than the representations, warranties, covenants made by Main Sellers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1                                    Sale and Transfer of Sold Securities

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Main Sellers shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Main Sellers, the Sold Securities, free and clear of all Encumbrances, for the consideration set forth in Section 1.2, subject to payment of Conditional Deferred Payments pursuant to Section 1.5; provided, that, pursuant to this Agreement and the Short SPA Purchaser shall purchase from Sellers all (and not less than all) of the Company’s securities representing 100% of the Company’s share capital on a Fully-Diluted Basis.

Section 1.2                                    Purchase Price

(a)                       Subject to the terms and conditions of this Agreement, including the adjustments set forth in Section 1.3, in full consideration for the transfer of the Sold Securities held by the Main Sellers, Purchaser shall pay or cause to be paid to, or for the benefit of, Main Sellers in accordance with Section 1.4 an aggregate amount equal to:

(i)             US$51,500,000 (the “Enterprise Value”);

(ii)          plus an amount equal to the absolute value of the Estimated Closing Net Cash if the Estimated Closing Net Cash is positive; or minus an amount equal to the absolute value of the Estimated Closing Net Cash if the Estimated Closing Net Cash is negative;

(iii)       if the Estimated Net Working Capital exceeds the Normalized Net Working Capital, plus an amount equal to the absolute value of such difference; or if the Normalized Net Working Capital exceeds the Estimated Net Working Capital, minus an amount equal to the absolute value of such difference;

(iv)      minus an amount equal to 18.00% of the Enterprise Value, to be paid to the extent it becomes earned as Conditional Deferred Payments in accordance with the provisions of Section 1.5; and

(v)         minus an amount equal to the aggregate purchase price to be paid to the Other Sellers at the Closing in accordance with the terms and conditions of the Short SPA,

all to be allocated among Main Sellers as set forth in Exhibit A-1 (as such Exhibit will be updated pursuant to Section 6.14(d)) and paid pursuant to the provisions of Section 1.4 (such amount, the “Initial Purchase Price”, as further adjusted pursuant to Section 1.3 and increased by the Conditional Deferred Payments to the extent earned and payable in accordance with the provisions of Section 1.5, the “Purchase Price”).

Section 1.3                                    Adjustment of Purchase Price

(a)                       No later than five (5) Business Days prior to the Closing Date, the Sellers’ Representatives shall deliver to Purchaser a statement setting forth (i) the Net Cash expected to be outstanding as of the Benchmark Time (the “Estimated Closing Net Cash”) and (ii) the Net Working Capital expected to be outstanding as of the Benchmark Time (the “Estimated Closing Net Working Capital”, and together with the statement of Estimated Closing Net Cash, the “Estimated Statements”). The Estimated Statements shall be expressed in U.S. dollars, be prepared in accordance with GAAP and on a basis consistent with the Financial Statements and be set forth on a schedule in reasonable detail (which reasonable detail shall include, in the case of the Estimated Net Cash, an itemized list of each such item of Debt and Debt Alike Items with a description, the currency and amount and the person to whom such Debt or Debt Alike Items are owed, in the case of the Company Expenses, an itemized list of each Company Expense with a description of the nature of such expense and the Person to whom such expense is owed together with wire instructions for each payee and, in the case of Cash and Cash Equivalents, an itemized list including the currency and amount, and the name and location of the financial institution holding such Cash and Cash Equivalents). The Estimated Statements shall be certified on behalf of an executive officer of the Company, and shall be accompanied by work papers supporting the amounts set forth in the Estimated Statements.

(b)                       Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representatives statements setting forth (i) Net Cash as of the Benchmark Time (the “Closing Net Cash”) and (ii) the Net Working Capital as of the Benchmark Time (the “Closing Net Working Capital”, and together with the statement of Closing Net Cash, the “Closing Statements”). The Closing Statements shall be prepared in accordance with GAAP and on a basis consistent with the Financial Statements and be set forth on a schedule in reasonable detail (which reasonable detail shall include, in the case of the Estimated Net Cash, an itemized list of each such item of Debt and Debt Alike Items with a description, the currency and amount and the person to whom such Debt or Debt Alike Items are owed, in the case of the Company Expenses, an itemized list of each Company Expense with a description of the nature of such expense and the Person to whom such expense is owed together with wire instructions for each payee and, in the case of Cash and Cash Equivalents, an itemized list including the currency and amount, and the name and location of the financial institution holding such Cash and Cash Equivalents). The Closing Statements shall be certified on behalf of an authorized officer of Purchaser, and shall be accompanied by work papers supporting the amounts set forth in the Closing Statements.

(c)                        The Sellers’ Representatives shall have thirty (30) days after the delivery of the Closing Statements during which to review such Closing Statements. Unless either Sellers’ Representative notifies Purchaser in writing within such thirty (30) day period of any good faith objection to any of the Closing Statements, specifying in reasonable detail the items and amounts subject to such objection (the “Disputed Items”), all Closing Statements to which no such objection shall have been so made shall be conclusive and binding on Main Sellers and Purchaser. If, within such thirty (30) day period, either Sellers’ Representative notifies Purchaser in writing of any Disputed Items, then the Sellers’ Representatives and Purchaser shall use reasonable efforts for fifteen (15) days following such notification to resolve in good faith their differences and agree upon any adjustments to the statements of Closing Net Cash and Closing Net Working Capital, as the case may be. Any Disputed Items which are not resolved by the mutual agreement of Purchaser and the Sellers’ Representatives within such fifteen (15) day period shall be submitted for resolution to Ernst & Young, Paris. If Ernst & Young, Paris shall have refused its mission and the Sellers’ Representatives and Purchaser shall not have succeeded within a ten (10) day period following notification of such refusal in naming a mutually acceptable replacement, either Sellers’ Representative or Purchaser shall be entitled to request the designation of an internationally recognized independent certified public accounting firm by the President of the Commercial Court (Tribunal de commerce) of Paris (Ernst & Young, Paris or the firm so appointed, the “Independent Accounting Firm”). The Sellers’ Representatives and Purchaser shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any such unresolved Disputed Items in accordance with the requirements of this Agreement for any such items, and to use its best efforts to make its determination thereon within thirty (30) days after the referral of the Disputed Items to it in accordance herewith. The resolution of any such unresolved Disputed Items by such Independent Accounting firm shall be made in writing delivered to the Sellers’ Representatives and Purchaser and shall be final, conclusive and binding upon Main Sellers and Purchaser. The fees and expenses charged by the Independent Accounting Firm shall be shared equally by Purchaser and Main Sellers (such amount payable by Main Sellers to be drawn from the Escrow Account). For purposes of verifying the Closing Net Cash and the Closing Net Working Capital, Purchaser shall promptly provide such access as the Sellers’ Representatives, their respective accountants or the Independent Accounting Firm may reasonably require, (i) to the books, records and accounts of the Company and its Subsidiaries, and (ii) to the personnel or accountants responsible for the finances and accounts of the Company and its Subsidiaries. Any delay in providing such access shall toll the respective periods set forth above. The Closing Net Cash and the Closing Net Working Capital, as finally determined pursuant to this Section 1.3(c), are herein referred to, respectively, as the “Final Net Cash Amount” and the “Final Net Working Capital Amount”.

(d)                       Exhibit B hereto provides an example of the calculation of the Purchase Price adjustment based on the September 30, 2014 financial statements (as if the Closing had occurred on September 30, 2014) for illustration purposes.

Section 1.4                                    Payment of the Purchase Price

(a)                       On the Closing Date:

(i)             Purchaser shall deliver to the Escrow Account an amount equal to (i) 42.00% of the Enterprise Value, less (ii) the Additional Amount (the “Escrow Amount”), representing the “Non-Conditional Deferred Payments”, pursuant to the terms and conditions of this Agreement and the Escrow Agreement;

(ii)          Purchaser shall pay an amount equal to the Total Exercise Price to the Company on behalf and for the account of the Main Sellers holding Company Options, by wire transfer of immediately available funds to the bank account notified by the Sellers’ Representatives to Purchaser (such notification to be made no later than three (3) Business Days prior to the Closing Date);

(iii)       Purchaser shall pay an amount equal to Jones Day Fees to Jones Day on behalf and for the account of the Main Sellers, by wire transfer of immediately available funds to the bank account notified by the Sellers’ Representatives to Purchaser (such notification to be made no later than three (3) Business Days prior to the Closing Date); and

(iv)      Purchaser shall pay to Main Sellers in accordance with their Pro Rata Percentage and set forth in Exhibit A-1 hereto, by wire transfer of immediately available funds to the bank account notified by Sellers’ Representatives to Purchaser (such notification to be made no later than three (3) Business Days prior to the Closing Date) an amount equal to (i) 40.00% of the Enterprise Value, (ii) less an amount equal to Jones Day Fees, (iii) less an amount equal to the aggregate purchase price to be paid to the Other Sellers at Closing in accordance with the terms and conditions of the Short SPA; (iv) plus the Additional Amount, and (v) as increased or decreased by (x) 100% of the absolute value of Estimated Closing Net Cash pursuant to Section 1.2(a)(ii) and (y) 100% of the absolute value of the difference between the Estimated Net Working Capital and the Normalized Net Working Capital pursuant to Section 1.2(a)(iii); provided, that, US$4 million of such amount payable to the Investors, the Founders and the Chief Executive Officer of the Company shall be paid in ordinary shares of Cheetah Mobile Inc. (the “Cheetah Shares”) in the amounts set forth on Exhibit A-1 (the value of which was based on the volume weighted average price (VWAP) for the 15 trading days from February 20, 2015 to March 12, 2015); provided, further, that, Purchaser shall be entitled to deduct from the payment to be made to each Seller holding Company Options the aggregate exercise price of all Company Options paid by Purchaser on behalf of such Seller pursuant to Section 1.4(a)(ii).

(b)                       Within five (5) Business Days of the determination of the Final Net Cash Amount and the Final Net Working Capital Amount in accordance with Section 1.3, by wire transfer of immediately available funds to the bank account(s) designated by Main Sellers or Purchaser, as applicable, at least three (3) Business Days prior to the due date, the following payments shall be made:

(i)             if the Final Net Cash Amount is greater than the Estimated Closing Net Cash, then Purchaser shall pay an aggregate amount corresponding to the difference between the Estimated Closing Net Cash and the Final Net Cash Amount to Main Sellers in accordance with their Pro Rata Percentages; and if the Final Net Cash Amount is less than the Estimated Closing Net Cash, an amount corresponding to the difference between the Final Net Cash Amount and the Estimated Closing Net Cash shall be released from the Escrow Account and delivered to Purchaser; and

(ii)          if the Final Net Working Capital Amount is greater than the Estimated Closing Net Working Capital, then Purchaser shall pay an aggregate amount corresponding to the difference between the Final Net Working Capital Amount and the Estimated Closing Net Working Capital to Main Sellers in accordance with their Pro Rata Percentages; and if the Final Net Working Capital Amount is less than the Estimated Closing Net Working Capital, then an amount corresponding to the difference between the Estimated Closing Net Working Capital and the Final Net Working Capital Amount shall be released from the Escrow Account and delivered to Purchaser.

Section 1.5                                    Conditional Deferred Payments

In consideration of the Transactions contemplated by this Agreement, to the extent earned, Purchaser shall pay to Main Sellers the deferred purchase price payments described in this Section 1.5 (the “Conditional Deferred Payments”):

(a)                       2016 Conditional Deferred Payment

(i)             Up to 10.5% of the Enterprise Value shall be paid within 30 days following finalization of the 2015 Audited Financial Statements of the Company based on the following formula: Payment = ((35% of the Enterprise Value) x ((Actual 2015 EBITDA/$4.4 million)/2) + (35% of the Enterprise Value) x ((Actual 2015 Sales/$50 million)/2)) — 24.5% of the Enterprise Value); provided, that, if the result is negative, there will be no payment (the “2016 Conditional Deferred Payment”);

(ii)          Within one hundred twenty (120) days after the end of the Company’s 2015 fiscal year, Purchaser shall cause the Company to prepare and deliver to the Sellers’ Representatives (A) an audited consolidated balance sheet of the Company, as of December 31, 2015, and the related audited consolidated statements of operations and cash flows, in each case together with the notes thereto (the “2015 Audited Financial Statements”), prepared in accordance with GAAP and on a basis consistent with the Financial Statements; provided, for the avoidance of doubt, that intercompany transactions between the Company and its Subsidiaries shall not be included in such statements and (B) a notice setting forth the amount of the 2016 Conditional Deferred Payment, if any, that Main Sellers have earned for such period (together, the “2016 Deferred Payment Notice”). Notwithstanding the foregoing, Purchaser shall not be required to prepare and deliver the 2015 Audited Financial Statements if the 2016 Deferred Payment Notice provides that Main Sellers are entitled to the maximum 2016 Conditional Deferred Payment.

(b)                       2017 Conditional Deferred Payment

(i)             Up to 7.5% of the Enterprise Value shall be paid within 30 days following finalization of the 2016 Audited Financial Statements for the Company based on the following formula: Payment = ((25% of the Enterprise Value) x (Actual 2016 Sales/$75 million)) – 17.5% of the Enterprise Value); provided, that, if the result is negative, there will be no payment (the “2017 Conditional Deferred Payment”); provided, further, that if during the Company’s 2015 fiscal year, the Company’s Sales and EBITDA are expected to be much higher than anticipated, Purchaser and Sellers’ Representatives shall engage in good faith discussions to accelerate the 2017 Conditional Deferred Payment.

(ii)          Within one hundred twenty (120) days after the end of the Company’s 2016 fiscal year, Purchaser shall cause the Company to prepare and deliver to the Sellers’ Representatives (A) an audited consolidated balance sheet of the Company, as of December 31, 2016, and the related audited consolidated statements of operations and cash flows, in each case together with the notes thereto (the “2016 Audited Financial Statements”), prepared in accordance with GAAP and on a basis consistent with the Financial Statements; provided, for the avoidance of doubt, that intercompany transactions between the Company and its Subsidiaries shall not be included in such statements and (B) a notice setting forth the amount of the 2017 Conditional Deferred Payment, if any, that Main Sellers have earned for such period (together, the “2017 Deferred Payment Notice”). Notwithstanding the foregoing, Purchaser shall not be required to prepare and deliver the 2016 Audited Financial Statements if the 2017 Deferred Payment Notice provides that Main Sellers are entitled to the maximum 2017 Conditional Deferred Payment.

(c)                        Dispute Resolution. The Sellers’ Representatives shall have thirty (30) days after the delivery of the 2016 Deferred Payment Notice or 2017 Deferred Payment Notice (each, a “Deferred Payment Notice”) during which to review such Deferred Payment Notice. Unless either Sellers’ Representative notifies Purchaser in writing within such thirty (30) day period of any good faith objection to any part of the Deferred Payment Notice, specifying in reasonable detail the items and amounts subject to such objection (the “Disputed Deferred Payment Items”), all parts of a Deferred Payment Notice to which no such objection shall have been so made shall be conclusive and binding on Main Sellers and Purchaser. If, within such thirty (30) day period, either Sellers’ Representative notifies Purchaser in writing of any Disputed Deferred Payment Items, then the Sellers’ Representatives and Purchaser shall use reasonable efforts for fifteen (15) days following such notification to resolve in good faith their differences and agree upon the 2016 Deferred Conditional Payment or the 2017 Deferred Conditional Payment, as the case may be. Any Disputed Deferred Payment Items which are not resolved by the mutual agreement of Purchaser and the Sellers’ Representatives within such fifteen (15) day period shall be submitted for resolution to Ernst & Young, Paris. If Ernst & Young, Paris shall have refused its mission and the Sellers’ Representatives and Purchaser shall not have succeeded within a ten (10) day period following notification of such refusal in naming a mutually acceptable replacement, either Sellers’ Representative or Purchaser shall be entitled to request the designation of an internationally recognized independent certified public accounting firm by the President of the Commercial Court (Tribunal de commerce) of Paris (Ernst & Young, Paris or the firm so appointed, the “Independent Accounting Firm”). The Sellers’ Representatives and Purchaser shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Deferred Payment Items, to resolve any such unresolved Disputed Deferred Payment Items in accordance with the requirements of this Agreement for any such items, and to use its best efforts to make its determination thereon within thirty (30) days after the referral of the Disputed Deferred Payment Items to it in accordance herewith. The resolution of any such unresolved Disputed Deferred Payment Items by such Independent Accounting Firm shall be made in writing delivered to the Sellers’ Representatives and Purchaser and shall be final, conclusive and binding upon Main Sellers and Purchaser. The fees and expenses charged by the Independent

Accounting Firm shall be shared equally by Purchaser and Main Sellers (such amount payable by Main Sellers to be withheld from any payment or withdrawn from the Escrow Account). For purposes of verifying the 2016 Deferred Payment Notice or the 2017 Deferred Payment Notice, as applicable, Purchaser shall promptly provide such access as the Sellers’ Representatives, their respective accountants or the Independent Accounting Firm may reasonably require, (i) to the books, records and accounts of the Company and its Subsidiaries, and (ii) to the personnel or accountants responsible for the finances and accounts of the Company and its Subsidiaries. Any delay in providing such access shall toll the respective periods set forth above.

(d)                       Payment. Any payment required by this Section 1.5(c) shall be made within ten (10) Business Days after the Parties agree or are deemed to agree pursuant to Section 1.5(c) to the amount of the 2016 Conditional Deferred Payment or 2017 Conditional Deferred Payment, as applicable. To the extent earned, Purchaser shall pay Conditional Deferred Payments to Main Sellers in accordance with their Pro Rata Percentage, by wire transfer of immediately available funds to the bank account notified by Sellers’ Representatives to Purchaser (such notification to be made no later than three (3) Business Days prior to the payment due date).

(e)                        Purchaser Obligations. The Parties acknowledge, understand and agree that, after the Closing, Purchaser and its Affiliates (i) have complete control and sole and absolute discretion with respect to decisions concerning the operations of the business and assets of the Company and its Subsidiaries and (ii) are only required to take actions in connection with Company and its Subsidiaries that Purchaser and its Affiliates believe to be in the best interests of Purchaser and, as applicable, its Affiliates, and do not owe any duties to the Main Sellers by virtue of this Section 1.5 (other than to make the 2016 Conditional Deferred Payment or the 2017 Condition Deferred Payment when earned); provided, however, that (A) Purchaser and its Affiliates shall use commercially reasonable efforts and resources to achieve the milestones mentioned above, (B) Purchaser shall not cause Company to take or fail to take any action, and Company shall not intentionally take or fail to take any action, in any such event with the purpose of frustrating the ability of Main Sellers to receive the maximum permissible 2016 Conditional Deferred Payment and 2017 Condition Deferred Payment and (C) Purchaser shall operate the Company in the ordinary course of business and on a basis consistent with past practice, except as set forth in Exhibit C hereto and shall not sell, transfer, assign or otherwise dispose of (directly or indirectly) material assets outside of the ordinary course of business used primarily in Company’s business to a Person who is not an Affiliate of Purchaser. In the event Purchaser shall (1) sell, transfer, assign or otherwise dispose of (directly or indirectly) all or substantially all of the business assets used primarily in Company’s business to a Person who is not an Affiliate of Purchaser, or (2) consummate any consolidation, merger, combination or other similar transaction in which the voting control of the surviving entity is transferred to a Person who is not an Affiliate of Purchaser, (3) sell, transfer, assign or otherwise dispose of (directly or indirectly) voting equity interests in Company if as a result of such sale, transfer, assignment or disposition voting control of the surviving entity is transferred to a Person who is not an Affiliate of Purchaser, or (4) terminate the Chief Executive Officer of the Company, other than for Cause, the obligations of Purchaser hereunder shall be accelerated and the Main Sellers shall immediately be entitled to and promptly receive the maximum 2016 Conditional Deferred Payment and 2017 Condition Deferred Payment pursuant to this Section 1.5 (to the extent not already earned, paid or not earned). Subject to Section 6.7, Purchaser shall keep Sellers’ Representatives reasonably informed of any change in the Company and its Subsidiaries that materially impact the 2016 Conditional Deferred Payment or the 2017 Conditional Deferred Payment.

ARTICLE II

THE CLOSING

Section 2.1                                    Closing

The sale and transfer of the Sold Securities by Sellers to Purchaser shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 68 rue du Faubourg Saint-Honoré, 75008 Paris (i) on the later to occur of April 1, 2015 and the fifth (5) Business Day following the satisfaction or waiver of all of the conditions to close set forth in ARTICLE VII (other than those conditions with respect to actions the Parties shall take at the Closing itself) and (ii) such other date or place is agreed to in writing by Purchaser and the Sellers’ Representatives. Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.1 will not in and of itself result in the termination of this Agreement and, except as provided in ARTICLE VII, will not relieve any Party of any of its obligations under this Agreement. The effective time of the Closing will be the Benchmark Time.

Section 2.2                                    Deliveries at Closing

(a)                       At the Closing, each Main Seller shall deliver to Purchaser:

(i)             subscription forms (bulletins de souscription) duly signed by Main Sellers holding Company Options exercising them and delegating to Purchaser the payment of their exercise price to the Company on his/her behalf;

(ii)          a transfer order (ordre de mouvement) for the transfer to Purchaser of the Sold Securities owned by such Main Seller, free and clear of all Encumbrances, which transfer order shall be duly executed and endorsed in favor of Purchaser, it being specified that a transfer order (ordre de mouvement) shall be delivered for each category of Sold Securities;

(iii)       three (3) duly signed Cerfa forms number 2759 in respect of each Main Seller’s Sold Securities;

(iv)      certified copies of the relevant pages of the Company’s share transfer register (registre des mouvements de titres) and shareholder accounts (comptes d’actionnaires) evidencing that the transfer of the Sold Securities owned by such Main Seller to Purchaser and the name of Purchaser as owner of the Sold Securities have been duly recorded thereon as of the Closing Date;

(v)         the certificate referred to in Section 7.2(a)(iii); and

(vi)      an original copy of each Transaction Agreement to which such Main Seller is to be a party, duly executed by such Main Seller.

(b)                       At the Closing, the Company shall deliver to Purchaser:

(i)             a certified copy of the minutes of the meeting of the consultative committee (comité consultatif) of the Company approving (i) the terms of, and the Transactions contemplated by, the Transaction Agreements to which the Company is a party, (ii) the transfer of the Sold Securities from Main Sellers to Purchaser and (iii) cancellation or surrender of all Company Ratchet Warrants;

(ii)          a certified copy of the minutes of the decisions of the Company’s Chief Executive Officer (président) acknowledging the exercise of the Company Options and the share capital increase resulting therefrom;

(iii)       a certified copy of the updated Bylaws reflecting the share capital increase of the Company as a result of the exercise of the Company Options;

(iv)      certified copies of the relevant pages of the Company’s share transfer register (registre des mouvements de titres) and shareholder accounts (comptes d’actionnaires) evidencing the exercise of the Company Options and the waiver of the Company Ratchet Warrants;

(v)         a power of attorney to file with the commercial court of Paris the documentation relating to the share capital increase of the Company as a result of the exercise of the Company Options;

(vi)      all statutory registers and other books and records of the Company and its Subsidiaries currently held by Sellers;

(vii)   resignation letters from or other evidence of removal of all representatives of the Investors who are members of management, consultative committee and the boards of directors of the Company and its Subsidiaries;

(viii) evidence that the general meetings of shareholders of the Company and its Subsidiaries have been duly convened pursuant to the respective bylaws of the Company and its Subsidiaries to proceed with new appointments;

(ix)      if obtained by the Company, executed copies of the waiver to any applicable change of control provisions resulting from the Transactions contained in the loans described in Section 4.4 of the Disclosure Schedule;

(x)         an original copy of the Short SPA, duly executed by the Company and the Other Sellers; and

(xi)      an original copy of (x) the Escrow Agreement, duly executed by the Escrow Agent, the Company and the Sellers’ Representatives and (y) each other Transaction Agreement to which the Company is to be party, duly executed by the Company.

(c)                        At the Closing, in addition to payments in accordance with Section 1.4(a), Purchaser shall deliver to Main Sellers the certificate referred to in Section 7.3(a)(iii), original copies of the Escrow Agreement and the Short SPA, duly executed by Purchaser, and appropriate documentation evidencing that Purchaser is still a wholly owned subsidiary of Cheetah Mobile Inc.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF MAIN SELLERS

Each Main Seller, severally and not jointly (non solidairement), represents and warrants to the Purchaser as to himself, herself or itself only that all of the statements contained in this ARTICLE III are true and correct as of the Agreement Date (or, if expressly made as of a specified date, as of such date), and (except as otherwise expressly provided herein as being true and correct only as of the Agreement Date or any other specified date) will be true and correct as of the Closing

Date (as though made on the Closing Date and as though the Closing Date were substituted for the Agreement Date, throughout this ARTICLE III).

Section 3.1                                    Organization; Legal Power; Qualification of Seller

Such Main Seller is a natural person or a legal entity of the type set opposite such Main Seller’s name on Exhibit A-1 hereto. Such Main Seller who is a natural person has all requisite power, authority and capacity (capacité) to execute and deliver this Agreement and to consummate the Transactions. Except as set forth on Exhibit A-1 hereto, no person has any community property rights by virtue of marriage or otherwise, in any of the Sold Securities owned by such Main Seller. Such Main Seller that is not a natural person has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

Section 3.2                                    Binding Agreement

This Agreement has been duly executed and delivered by such Main Seller and, assuming due and valid authorization, execution, and delivery by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of such Main Seller, enforceable against him, her or it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

Section 3.3                                    No Main Seller Conflict or Default

(a)                       Neither the execution and delivery of this Agreement and the performance by such Main Seller of his, her or its obligations hereunder nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of such Main Seller if not a natural person, (ii) (with or without giving notice or the lapse of time, or both) result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which such Main Seller is a party or by such Main Seller is bound or to which the Sold Securities are subject and (b) consummation by such Main Seller of the Transactions will not violate, or require any consent, approval, notice or other action under, any provision of any Orders or Requirements of Law applicable to any of them, or the Sold Securities, except for any reporting obligations under French foreign investment regulations, excluding from the foregoing clauses (a) and (b) such violations, breaches or defaults (other than those relating to the Sold Securities) which would not, individually or in the aggregate, have an adverse effect on such Main Seller’s ability to consummate the Transactions.  As of the Closing Date, there is no outstanding or pending claim of such Main Seller against the Company or any of its Subsidiaries with respect to indemnification.

Section 3.4                                    Share Ownership; Ownership and Possession of Sold Securities

Such Main Seller is as of the Agreement Date the record and beneficial owner of the number of Shares, Company Ratchet Warrants, Company Warrants and Company Options set forth opposite such Main Seller’s name on Exhibit A-1 hereto, free and clear of all Encumbrances. Such Main Seller shall as of the Closing Date and immediately prior to the Closing, (i) have valid title to the number of Sold Securities set forth opposite such Main Seller’s name on Exhibit A-1 hereto, free and clear of all Encumbrances, with the full legal right, authority and power to sell and transfer such Sold Securities to Purchaser in accordance with the terms of this Agreement and (ii) have no other right in any Shares, Company Ratchet Warrants, Company Warrants or Company Options. None of such Main Seller, or his, her or its Affiliates directly or indirectly owns any other equity interests in the Company or any of its Subsidiaries not set forth on Exhibit A-1 hereto. All of the information relating to such Main Seller set forth in Exhibit A-1 hereto (including such Main Seller’s Pro Rata Percentage) is complete and accurate in all respects.

Section 3.5                                    Good Title Conveyed

Upon execution and delivery of the transfer orders (ordres de mouvement) and any other documents to be executed and delivered (or ratified, as the case may be) for the Sold Securities purported to be owned by such Main Seller to Purchaser as set forth in the Company’s statutory registers, the recording of the name of Purchaser as owner of such Sold Securities in the Company’s statutory registers, and the payment of the Initial Purchase Price pursuant to Section 1.4, all as provided herein, Purchaser will acquire good, valid and marketable title to, and ownership of, such Sold Securities, free and clear of all Encumbrances. All of the information set forth in Exhibit A-1 hereto as it relates to a Main Seller is complete and accurate in all respects.

Section 3.6                                    Cheetah Shares

If a Main Seller is receiving Cheetah Shares in connection with the Transactions:

(a)                       Such Main Seller understands that the offering and sale of the Cheetah Shares hereunder is intended to be exempt from the registration requirements of the Securities Act and that the Cheetah Shares are being acquired by such Main Seller for its own account and without a view to the public distribution of the Cheetah Shares or any interest therein.

(b)                       Such Main Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Cheetah Shares, and such Main Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Cheetah Shares.

(c)                        In evaluating the suitability of an investment in the Cheetah Shares, such Main Seller has relied solely upon the representations, warranties, covenants and agreements made by Purchaser herein and such Main Seller has not relied upon any other representations or other information (whether oral or written and including any projections or supplemental data) made or supplied by or on behalf of Purchaser or any Affiliate, employee, agent or other representative of Purchaser.

(d)                       Such Main Seller understands and agrees that it may not sell or dispose of any of the Cheetah Shares other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act (including pursuant to the holding period requirements under Rule 144(d) and other provisions of Rule 144 thereunder) and such Main Seller acknowledges that Purchaser will not, and such Main Seller has no right to request or cause the Purchaser to, register the Cheetah Shares under the Securities Act.

(e)                        Such Main Seller specifically acknowledges and agrees that, (x) such Main Seller is acquiring the Cheetah Shares on an “AS IS, WHERE IS” basis and (y) neither Purchaser nor any Representative thereof, whether in any individual, corporate or any other capacity, is making, and such Main Seller is not relying on, any representations, warranties, or other statements of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Cheetah Shares, this Agreement or the transactions contemplated hereby, or the accuracy or completeness of any information provided to (or otherwise acquired by) Main Seller or any of its Representatives with respect to the Cheetah Shares.

Section 3.7                                    Disclaimer of Warranties

Except for those representations and warranties expressly set forth in ARTICLE III, the Main Sellers disclaim all representations and warranties, whether express or implied, and no such representation or warranty shall be implied by or construed from any of the due diligence materials or any other information, whether oral or written, provided by or on behalf of the Main Sellers, the Company or their Affiliates.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY MANAGERS WITH RESPECT TO THE COMPANY

Except as specifically set forth in the Disclosure Schedule, the Company Managers, severally and not jointly (non solidairement), represent and warrant to the Purchaser that all of the statements contained in this ARTICLE IV are true and correct as of the Agreement Date (or, if expressly made as of a specified date, as of such date), and (except as otherwise expressly provided herein as being true and correct only as of the Agreement Date or any other specified date will be true and correct as of the Closing Date (as though made on the Closing Date and as though the Closing Date were substituted for the Agreement Date, throughout this ARTICLE IV). Each fact, matter, event or circumstance set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule (i) is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section (provided that any fact, matter, event or circumstance referring to a specific section of this Agreement which would be an exception to another section shall be deemed to be an exception to such other section provided that the description given in the relevant paragraph is apparent enough so that a reasonable Person can conclude from the description that it is intended to qualify such other section) and (ii) must provide for such details that the nature, scope, extent and potential financial impact of the relevant fact, matter, event or circumstance is reasonably apparent to Purchaser. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

Section 4.1                                    Organization; Qualification of Company

The Company (i) is a société par actions simplifiée duly organized and validly existing under the laws of France; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required.

Section 4.2                                    Capitalization

(a)                       The capitalization of the Company as at the Agreement Date is set forth in Section 4.2(a) of the Disclosure Schedule. All the outstanding shares of the Company’s capital stock are, and all O Shares or P Shares, as applicable, which may be issued pursuant to the exercise of outstanding Company Warrants and Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid, and held of record by the respective Persons as set forth in Exhibit A-1. Immediately prior to the Closing, the capitalization of the Company shall consist solely of the number of O Shares, P Shares and Company Warrants as set forth in Exhibit A-1 and will be held of record by the respective Persons in the respective amounts set forth in Exhibit A-1. All of the information set forth in Exhibit A-1 hereto (except as relates to a Main Seller) is complete and accurate in all respects.

(b)                       Except as set forth above, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, and (ii) other than preferential rights or any other rights deriving from the Shareholders’ Agreement and the Securities Holders’ Agreements, which shall be terminated and of no further force and effect at Closing, there are no securities, options, warrants

(including bons de souscription d’actions and bons de souscription de parts de créateurs d’entreprise), calls, convertible or exchangeable bonds, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor. All of the convertible bonds (and all warrants underlying such convertible bonds) issued pursuant to the extraordinary shareholders’ meeting of the Company on October 30, 2013 were redeemed in full at the option of the Company on November 30, 2014 and the Company has no further obligations relating thereto or arising therefrom.

(c)                        Other than the Shareholders’ Agreement and the Securities Holders’ Agreements, which shall terminate at Closing, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of, the Company.

Section 4.3                                    Subsidiaries and Affiliates

(a)                       Set forth on Section 4.3(a) of the Disclosure Schedule is a complete and correct list of all Subsidiaries, indicating the name, the jurisdiction of organization, the capitalization, the shareholders (with the number of shares of capital stock (or other equity securities) owned by such shareholders) of each Subsidiary.

(b)                       Each Subsidiary is (i) duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) has full power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the properties and assets it now owns, leases, uses and operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required.

(c)                        All of the shares of capital stock of each Subsidiary have been duly authorized, are validly issued, fully paid and non-assessable. All of the shares of capital stock of each Subsidiary are owned, free and clear of any Encumbrance (excluding restrictions specifically provided in the organizational documents of any Subsidiary, true and correct copies of which have been provided to Purchaser), by the Persons named on Section 4.3(a) of the Disclosure Schedule and in the amounts set forth thereon.

(d)                       Except as set forth in Section 4.3(d) of the Disclosure Schedule, (i) there are no shares of capital stock of a Subsidiary authorized, issued or outstanding, and (ii) there are no securities, options, warrants (including bons de souscription d’actions and bons de souscription de parts de créateurs d’entreprise), calls, pre-emptive, exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require a Subsidiary to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Subsidiary or require a Subsidiary to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor.

(e)                        There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other equity interests in, or any rights or obligations of any equity holders of, any of the Subsidiaries.

(f)                         Neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect interest or investment (whether equity or debt) in any Person other than the Subsidiaries (other than publicly traded securities constituting less than two percent of the outstanding equity of the issuing entity).

Section 4.4                                    Consents and Approvals; No Violations

Except as set forth in Section 4.4 of the Disclosure Schedule, neither the execution, delivery nor performance of this Agreement, the consummation by the Company or any Seller of the Transactions or compliance by the Company of any Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation (extraits k-bis), the by-laws (statuts) or similar organizational documents of the Company or any Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any Subsidiary is a party) except for any reporting obligation under French foreign investment regulations (déclaration administrative d’investissement direct étranger en France), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration, increase of payments) under, or result in the loss of a benefit or the creation of any Encumbrance on any property or asset of the Company or any of its Subsidiaries, under, any of the terms, conditions or provisions of any Material Contract, or (iv) violate any Order or Requirement of Law applicable to the Company, any Subsidiary or any of their properties or assets.

Section 4.5                                    Books and Records

(a)                       The Company has made available to Purchaser correct and complete copies of the Bylaws as well as of any other bylaws, constituent or governing document for each of the Company and its Subsidiaries (as amended to date). Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its bylaws or other constituent or governing document applicable to it.

(b)                       (i) The books of account, minute books, stock record books and other records that are required to be maintained by the Company and its Subsidiaries under Requirements of Law (other than financial statements) are complete and correct in all material respects and have been maintained in accordance with sound business practices and proper internal controls, (ii) the minute books of the Company contain accurate and complete records of all meetings of, and corporate actions taken by, the shareholders of the Company, the Company Managers and all committees of thereof, and (iii) no meeting of the shareholders of the Company, the Company Managers or such committees has been held for which minutes have not been prepared and are not contained in such minute books. The corporate bodies of the Company and each of its Subsidiaries operate in all material respects in accordance with the Requirements of Law.

Section 4.6                                    Financial Statements

(a)                       Set forth in Section 4.6(a) of the Disclosure Schedule are true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2013, and the related audited statement of income, change in stockholders’ equity and cash flow for the year then ended, as well as all annexes and notes thereto, and the report thereon of the independent certified public accountants and (ii) the audited balance sheet of MobPartner Inc. as of September 30, 2014, and the related audited statement of income, change in stockholders’ equity and cash flow for the year then ended, as well as all annexes and notes thereto, and the report thereon of the independent certified public accountants (the “Financial Statements”).

(b)                       The Financial Statements (i) have been prepared on the basis of, are in accordance with, and accurately reflect, the books of account and other financial records of the

Company and MobPartner Inc., (ii) are true and correct (réguliers et sincères) and fairly present (donnent une image fidèle et sincère) the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company and MobPartner Inc. at the dates and for the periods to which they relate, (iii) have been prepared in accordance with GAAP and on a basis consistent with the Financial Statements, and (iv) reflect all liabilities (whether absolute, accrued or contingent) of the Company and MobPartner Inc. required to be recorded thereon or in the annexes or notes thereto in accordance with GAAP as at the respective dates thereof. To the Knowledge of Company Managers, the audits of the Financial Statements have been conducted in each case in accordance with all applicable generally accepted auditing standards. The Financial Statements reflect all accrued and unpaid wages, compensation and other obligations of the Company and its Subsidiaries with respect to their current and former employees as of the date of the respective Financial Statements to the extent the Company and its Subsidiaries are required by applicable GAAP to reflect them in the Financial Statements.

(c)                        Section 4.6(c)(i) of the Disclosure Schedule sets forth a true, accurate and complete list of the Company’s and the Subsidiaries’ bank, savings or brokerage accounts as well as the signatories thereto. There are no bank, savings or brokerage accounts that are not reflected in Section 4.6(c)(i) of the Disclosure Schedule. Section 4.6(c)(ii) of the Disclosure Schedule sets forth a list of the Company’s and the Subsidiaries’ outstanding Debt.

Section 4.7                                    No Insolvency

Except as set forth in Section 4.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) has suspended its payments or is unable or deemed to be unable to pay its debts as they become due, (ii) has made an amicable settlement with its creditors (règlement amiable) or entered into any moratorium or other arrangement with its creditors generally, (iii) is in judicial reorganization (redressement judiciaire) or judicial liquidation (liquidation judiciaire); (iv) has been the object of any proceedings for the reorganization or collective discharge of its liabilities under the laws of any jurisdiction, (v) has filed any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof, or (vi) is under the threat of any such proceedings. Neither the Company nor any of its Subsidiaries is under voluntary liquidation or winding-up or has ceased or proposed to cease to carry on all or a substantial portion of its respective businesses. No receiver (administrateur judiciaire), liquidator (conciliateur, mandataire ad hoc) or other Governmental Entity has been appointed to manage (or to assist the management of) all or part of the assets or operations of any of the Company and its Subsidiaries.

Section 4.8                                    No Undisclosed Liabilities

Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether known or unknown and whether absolute, accrued or contingent), except (i) as disclosed in the Financial Statements or as otherwise specifically disclosed herein and (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business generally consistent with past practice. The reserves reflected in the Financial Statements were, as of the respective date of such Financial Statements, calculated in accordance with GAAP and in a consistent manner with past practice, and provisions have been made in the Financial Statements for doubtful debt, Taxes and Employee Plans in accordance with French GAAP with respect to the Company and with US GAAP with respect to MobPartner Inc. and in a consistent manner with past practice.

Section 4.9                                    Absence of Certain Changes

Since the Balance Sheet Date: (i) the Company and its Subsidiaries have conducted their respective businesses only “en bon père de famille”, in the ordinary course of business and generally consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has undertaken any of the actions listed under Section 6.1(b) through Section 6.1(k), and (iii) there has not occurred any Material Adverse Change.

Section 4.10                             Accounts Receivable

All accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date (i) represent sales actually made or services actually performed in the ordinary course of business, and (ii) create legally valid claims (créances) subject to no set-offs or counterclaims. The reserves shown on the Balance Sheet for such accounts receivable have been prepared in accordance with GAAP and in a consistent manner with past practice. All allowances, rebates, promotional credits and discounts to customers of the Company and its Subsidiaries are reflected on the books of the Company and its Subsidiaries.

Section 4.11                             Properties

(a)                       None of the Company or any of its Subsidiaries currently owns, or has ever owned, any real property.

(b)                       Set forth on Section 4.11(b) of the Disclosure Schedule is a complete and correct list of all real property leases, subleases and occupancy agreements pursuant to which the Company or a Subsidiary uses or occupies any real property in connection with, necessary for the conduct of, or otherwise material to, its business and operations (the “Leases”). The Company has made available to Purchaser complete and correct copies of all the Leases. Each Lease is, and will be immediately upon the Closing, legal, valid, binding, enforceable and in full force and effect and grants the Company or such Subsidiary, as the case may be, the exclusive right to use and occupy the premises relating thereto.

(c)                        Except as set forth in Section 4.11(c) of the Disclosure Schedule and except for property sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice, the Company and each Subsidiary has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Encumbrances, including all the properties and assets reflected in the Balance Sheet and all such properties and assets purchased by the Company or its Subsidiaries since the date of the Balance Sheet. The rights, properties and other assets presently owned, leased or licensed by the Company and its Subsidiaries include all such rights, properties and other assets necessary to permit the Company and its Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the Agreement Date.

Section 4.12                             Material Contracts

(a)                       Section 4.12(a) of the Disclosure Schedule sets forth a true and complete list of, and the Company has made available to Purchaser true and complete copies of, each of the following Contracts to which the Company or any Subsidiary is a party (each a “Material Contract”) and neither the Company nor any of its Subsidiaries has entered into any other agreement, oral or written, the purpose or the effect of which would be identical or similar to those listed below and which is not disclosed in Section 4.12(a) of the Disclosure Schedule:

(i)             Contracts that were not entered into in the ordinary course of business or pursuant to which the Company or any Subsidiary is obligated to pay amounts in excess of US$100,000 in any twelve-month period;

(ii)          Contracts that provide for performance of services by the Company or any of its Subsidiaries of an amount or value in excess of US$100,000 in any twelve-month period;

(iii)       partnership or joint-venture Contracts or any other similar arrangement that involves a sharing of profits or revenue with other Persons;

(iv)      loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit pursuant to which the Company or any of its Subsidiaries is an obligor or guarantor;

(v)         any license or other Contracts relating to Intellectual Property licensed, disclosed, or otherwise made available by any Person to the Company or any or its Subsidiaries (“Inbound License Agreements”), any license or other Contracts relating to Intellectual Property licensed, disclosed or otherwise made available by Company or any of its Subsidiaries to any Person (“Outbound License Agreements”) or any other Contract limiting or restricting the use by Company or its Subsidiaries of any Intellectual Property Rights;

(vi)      Contracts for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of US$100,000 or providing severance benefits in excess of those provided by Requirements of Law or by any collective agreement applicable to such individual;

(vii)   collective bargaining agreements (conventions collectives) that are applicable to employees of the Company or its Subsidiaries;

(viii)  any profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation other than quarterly bonuses and commissions, severance or other material plan or arrangement for the benefit of the Company’s or Subsidiaries’ current or former directors, officers or employees;

(ix)      Contracts relating to the lease of real property used or operated by the Company or its Subsidiaries;

(x)         Contracts entered into with any director, officer (mandataire social) or Key Executive of the Company or a Subsidiary or with any Affiliate of a Seller (other than the Company and its Subsidiaries);

(xi)      Contracts that contain any exclusivity provision or a provision or covenant materially prohibiting, impairing, limiting or restricting, or purporting to materially prohibit, impair, limit or restrict, the ability of the Company or any of its Subsidiaries to (i) sell or license any products or services to any other person in any material respect (other than ordinary restrictions in Intellectual Property license agreements), (ii) engage in any line of business, or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries;

(xii)   Contracts which are material to the conduct of the business and operations of the Company and its Subsidiaries taken as a whole (as such business and operations are currently conducted) and which cannot be terminated, either at all or without payment of a fee in excess of US$50,000, by the Company or its Subsidiaries, as the case may be, with less than six (6) months advance notice;

(xiii)                   Contracts under which the consequence of a default or termination would be material to the business, financial condition, assets, operations or results of operations of the Company and its Subsidiaries taken as a whole;

(xiv)                  Contracts pursuant to which the Company or any of its Subsidiaries has any continuing indemnity or similar obligations or undertakings to any third parties in respect of the sale of any company or other entity or business, or pursuant to which the Company or any of its Subsidiaries is the beneficiary of any continuing indemnity or similar obligations or undertakings from any third parties in respect of the acquisition of any entity or business;

(xv)                     Contracts pursuant to which the Company or a Subsidiary has granted a power of attorney or similar authority or has obligations or liabilities as guarantor, surety, co-signer, endorser or otherwise in respect of the obligations of any Person;

(xvi)                  Contracts under which the consummation of the Transactions would constitute a breach or a default or an event of acceleration or would give the other contracting party the right to terminate, accelerate, renegotiate or amend such contracts;

(xvii)               all non-disclosure or confidentiality agreements (other than standard confidentiality agreements or provisions set forth in Contracts entered into the ordinary course of business or in Material Contracts disclosed pursuant to this Section 4.12(a)); and

(xviii)            each written amendment, supplement, and modification with respect to any of the foregoing.

(b)                       Each Material Contract is in full force and effect and (except as expressly contemplated herein) will be in full force and effect on identical terms immediately upon the consummation of the Transactions. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of Company Managers, any other party thereto, is in breach of or default under any Material Contract, and no event has occurred and no condition exists which, with the lapse of time, the giving of notice, or both, would become a breach or default or permit termination, modification or acceleration under any Material Contract. Neither the Company nor any of its Subsidiaries has since January 1, 2014 released or waived any material right or benefit under any Material Contract. No obligation that remains under any Contract cannot be fulfilled by the Company or its Subsidiaries and, to the Knowledge of Company Managers, no party to any Material Contract intends to cancel, terminate, or refuse such Contract.

Section 4.13                             Advertisers and Publishers

Set forth in Section 4.13 of the Disclosure Schedule is a complete list of each (i) advertiser who accounted for more than 5% of the Company’s sales (on a consolidated basis) during calendar year 2014 and (ii) publisher who accounted for more than 5% of the affiliate costs for the Company (on a consolidated basis) during calendar year 2014. There has not been any Material Adverse Change in the business relationship of the Company or any Subsidiary with any material advertiser or any material publisher since January 1, 2014. Since January 1, 2014, no material advertiser or material publisher has cancelled or otherwise modified its relationship with the Company or any Subsidiary and, to the Knowledge of Company Managers, no such Person has any intention to do so and the consummation of the Transactions will not adversely affect any of such relationships.

Section 4.14                             Intellectual Property

(a)                       The Company and each of its Subsidiaries has sole ownership of, or valid rights to use, by license or other binding agreement, all Patents, Trade Secrets, Trademarks, Copyrights, Computer Software, in each case, as currently used or held for use by the Company or its Subsidiaries or that are necessary to the conduct of their respective businesses (collectively, the “Intellectual Property”).

(b)                       Each item of Intellectual Property owned or used by either the Company or any of its Subsidiaries as of the date hereof and immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder and no licenses or other rights under Intellectual Property of Purchaser or its Affiliates will be, as a result of the execution of this Agreement or the consummation of the Transactions, required to be licensed, disclosed or otherwise made available to any third party.

(c)                        The Company and each of its Subsidiaries have taken all commercially reasonable action to maintain and protect each item of Intellectual Property that they respectively own or use.

(d)                       The business, operations of the Company and its Subsidiaries, including the technology, Computer Software, products and services of the Company and its Subsidiaries (collectively, “Company Products”) do not (and have not since inception of the Company) conflict with, violate, or infringe upon the proprietary, Patent, Trade Secret, Trademark, Copyright, Computer Software or other intellectual property rights of any Person in any jurisdiction in or through which the Company or its Subsidiaries conduct any business activities (including the development, manufacturing, distribution or support of any Company Products), and, to the Knowledge of Company Managers, there are no infringements, conflicts with or violations by any Person of the Intellectual Property owned by Company or its Subsidiaries.

(e)                        There are no pending or, to the Knowledge of Company Managers, threatened Actions by, and no written notice has been received from, any Person relating to the use, infringement or violation by the Company or any of its Subsidiaries of any proprietary, Patent, Trade Secret, Trademark, Copyright, Computer Software or other intellectual property rights of any Person, nor, to the Knowledge of Company Managers, is there any basis for such Action.

(f)                         Section 4.14(f) of the Disclosure Schedule sets forth a true and complete list of all Patents, Trademarks, Copyrights, and Computer Software owned by the Company or any of its Subsidiaries which, together with all Trade Secrets owned by the Company or any of its Subsidiaries, shall be referred to collectively herein as the “Intellectual Property Rights”. All Intellectual Property Rights are valid and, to the Knowledge of Company Managers, enforceable and subsisting.  The Company and the Subsidiary have taken reasonable precautions to protect the secrecy, confidentiality and proprietary nature of the Trade Secrets of the Company and the Subsidiary.

(g)                        All use and distribution of Company Products and any Open Source Materials by or through the Company and its Subsidiaries is and has been at all times in full compliance with all open source licenses applicable thereto, including without limitation all copyright notice and attribution requirements.  The Company and its Subsidiaries have not used or included any Open Source Materials in any Company Products or otherwise used in the development of any Company Products in a manner that has resulted in or could result in the grant of, or that requires the Company to grant, a free license to or disclosure of any source code in any Company Products (“Company Source Code”).  None of the Computer Software included in the Intellectual Property Rights includes material errors, material defects or Harmful Code.

(h)                       None of the Outbound License Agreements contemplates the disclosure of Company Source Code to any Person and no such source code has been disclosed to any Person that is not an employee or contractor of the Company or its Subsidiaries who is subject to written and binding confidentiality obligations in favor of the Company and its Subsidiaries.

(i)                           The Company or its Subsidiaries own all right, title and interest in each of the Intellectual Property Rights, free and clear of Encumbrances (other than the Outbound License Agreements). The Intellectual Property Rights, together with the license rights under the Inbound License Agreements, constitute all of the Intellectual Property that is used in the conduct of the businesses of the Company or any of its Subsidiaries.  Upon consummation of Transactions, none of the Sellers will retain any rights in or access to or under any Intellectual Property Rights or Inbound License Agreement and Outbound License Agreements.  All past and present contractors, consultants, employees, officers, directors employed by the Company or any of its Subsidiaries have executed enforceable agreements pursuant to which all Patents, Trademarks, Copyrights, Computer Software and Trade Secrets relating to the businesses of the Company or any of its Subsidiaries have been validly assigned to the Company or its Subsidiaries.

(j)                          The privacy practices of the Company and each Company Subsidiary conform, and have at all times conformed, in all material respects to their privacy policies (hereinafter collectively, the “Privacy Policies”), true and accurate copies of which have been provided to Purchaser. The Company and its Subsidiaries have complied in all material respects with all Requirements of Laws relating to the privacy of users of the Company Products and all of the websites of the Company and each of its Subsidiaries.  The Privacy Policies of the Company and each of its Subsidiaries conform, and have at all times conformed, to all of the Company and its Subsidiaries’ contractual commitments to their customers, including users of the websites and online Company Product offerings of Company or its Subsidiaries.  No claims have been asserted or, to the Knowledge of Company Managers, are threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s or privacy, personal or confidentiality rights under the Privacy Policies or Requirements of Law.  The Company and its Subsidiaries operate their websites and otherwise conduct their businesses in compliance in all material respects with any contractual obligations and laws relating to privacy, data protection, and the collection and use of personal information.  To the Knowledge of Company Managers, neither this Agreement, nor the consummation of the Transactions, violate the Privacy Policies or Requirements of Law.

(k)                       To the Knowledge of Company Managers, there have been no material breaches or violations of any security policies adopted and implemented by the Company or any of its Subsidiaries, and, to the Knowledge of Company Managers, there have been no unauthorized intrusions or material breaches of the security of information technology systems of the Company or any of its Subsidiaries.  The Company and its Subsidiaries take commercially reasonable action to protect the security of their Computer Software, databases, systems, networks, Internet sites, and confidential information stored or contained therein or transmitted thereby from any unauthorized use, interruption, access or modification and complies in all material respects with all relevant laws and regulations with regards to the transmission and storage of such information.  The Company and its Subsidiaries maintain commercially reasonable disaster recovery and security procedures and facilities.

Section 4.15                             Labor and Employee Matters

(a)                       The list of employees of the Company and its Subsidiaries as of the Agreement Date, along with an indication of their seniority, is set forth in Section 4.15(a) of the Disclosure Schedule.

(b)                       The Company has made available to Purchaser copies of the employment contracts (or bulletin de salaire) of the ten (10) highest paid employees of the Company and its Subsidiaries (taken as a whole) as of the Agreement Date, such employees being listed in Section 4.15(b) of the Disclosure Schedule.

(c)                        Neither the Company nor any of its Subsidiaries is involved in negotiations, whether with employees or employees’ representatives, to modify the terms and conditions of employment of any of their employees (other than the employees’ annual pay review consistent with past practice), and, to the Knowledge of Company Managers, has made any representations, promises, offers or proposals to any of their employees, or to any employees’ representatives, concerning or affecting the terms and conditions of employment (including in relation to any benefits and remuneration) of any of the employees.

(d)                       As of the Agreement Date, no Key Executive has notified in writing his or her decision to terminate employment with either the Company or any of its Subsidiaries as a result of the Transactions or otherwise, and, to the Knowledge of Company Managers, no such Key Executive has any such plans.

(e)                        There are no Actions pending or, to the Knowledge of Company Managers, threatened in writing in any jurisdiction by or on behalf of any present or former employee or group of employees of the Company or any of its Subsidiaries, alleging breach of any employment contract, any laws or contractual arrangements governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f)                         No employment or other Contract has been concluded with any Key Executive or any particular group of employees of the Company or any of its Subsidiaries which contains provisions of an exceptional nature, including, but not limited to, termination or dismissal indemnities exceeding those provided by the applicable collective convention or provisions granting the beneficiary exceptional remuneration or specific advantages including special employee benefits.

(g)                        All pension, health, medical, benefit and other employee plans, whether pre- or post-retirement plans (collectively, the “Employee Plans”) in which the Company and its Subsidiaries participate, are listed in Section 4.15(g) of the Disclosure Schedule. There are no unpaid amounts past due in respect of any Employee Plans in which the Company and its Subsidiaries participate. All liabilities and contingent liabilities with regard to such Employee Plans as at the Balance Sheet Date have been properly accounted for in the Financial Statements.

(h)                       The Company and its Subsidiaries comply in all material respects with all applicable employment, labor and employee health and safety laws, rules and regulations, and in particular with their relevant collective status and collective bargaining agreements, and with all Orders from any Governmental Entity relating to employment, labor and employee health and safety matters applicable to them. Neither the Company nor any of its Subsidiaries is subject to any specific material proceedings by any applicable Governmental Entity with respect to failures to comply with employment and labor laws, rules and regulations.

(i)                           Neither the Company nor any of its Subsidiaries is a party to or bound by any collective labor agreement or similar arrangement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, except if required pursuant to Requirements of Law, and no collective bargaining agreement which is binding on the Company or any of its Subsidiaries restricts any of them from relocating or closing any of their operations or contains any obligation relating to the maintenance of the level of employment.

(j)                          There is no material labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the Knowledge of Company Managers, threatened in writing against or affecting the Company or any of its Subsidiaries and, since January 1, 2012, there has not been any such action.

(k)                       Prior to the date hereof, Sellers, Company and/or its Subsidiaries, as applicable, have complied with any employees’ information and/ or consultation obligations in relation to the Transactions pursuant to Requirements of Law as applicable.

Section 4.16                             Litigation

There is no Action by or before any court or Governmental Entity pending or, to the Knowledge of Company Managers, threatened against, relating to or affecting the Company or any of its Subsidiaries, which, if determined adversely to the Company or any Subsidiary, would reasonably be expected, to result in damages in excess of US$50,000, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Sellers’ Representatives, Main Sellers, the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions.

Section 4.17                             Compliance with Laws

(a)                       The Company and each of its Subsidiaries have complied in a timely manner and in all material respects with all Requirements of Law applicable to them, the conduct or operation of their businesses or the use or ownership of any of their assets, and no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time, or both) a violation or a failure to comply in any material respect with any such Requirements of Law.

(b)                       Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply in all material respects with any Requirements of Law, or (ii) any actual, alleged, possible, or potential obligation on the part of either the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

Section 4.18                             Permits

The Company and each of its Subsidiaries have, and at all times since January 1, 2012 have had, all permits, licenses and other authorizations of Governmental Authorities that are required for the conduct of their businesses and operations as presently conducted, as applicable (including permits, licenses and other authorizations relating to health and safety matters, environmental protection and pollution control); and the Company and each of its Subsidiaries are in compliance with the provisions of such permits, licenses and authorizations. All permits, licenses and authorizations that are currently in force will be in full force and effect on identical terms immediately upon the consummation of the Transaction.

Section 4.19                             Insurance

The Company and each Subsidiary maintain insurance coverage of the type and in amounts customarily maintained by Persons conducting businesses or owning or operating assets similar to those of the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is in breach or default under any provision of such insurance coverage. None of the Company or any of its Subsidiaries has received a notice of a termination, cancellation or material alteration of any insurance coverage, nor, to the Knowledge of Company Managers, has any such termination, cancellation or material alteration been threatened in writing. There is no claim pending under any of such insurance policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements.

Section 4.20                             Tax Matters

(a)                       The Company and each of its Subsidiaries comply and have complied, for all periods open for Tax audit or claims under the applicable statutes of limitation (as the same may be extended under Requirements of Law), with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis with the appropriate Governmental Entity all Tax Returns required to be filed by them under Requirements of Law. All such Tax Returns filed by or on behalf of the Company or any of its Subsidiaries have been true, correct and complete.

(b)                       All Taxes required to be paid by or on behalf of the Company and its Subsidiaries that were due and required to be paid on or prior to the Closing Date have been timely and duly paid to the appropriate Governmental Entity and in the manner prescribed by Requirements of Law. The provisions in the Balance Sheet for Taxes are sufficient to cover all Taxes which may become due and which relate to any period prior to the Balance Sheet Date. Full provision has been made as at Closing Date for all Taxes liable to be assessed on the Company or each Subsidiary for which it is accountable in respect of but not limited to, indirect taxes (for example, VAT and custom duties) as well as direct taxes on income, profits, revenues or gains earned, accrued or received on or before the Closing Date and any event on or before the Closing Date in the computation of Net Working Capital as at the Closing Date.

(c)                        There are no pending or, to the Knowledge of Company Managers, threatened Tax-related audits, inspections, inquiries, litigation proceedings or claims against, or related to the taxable income of, the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any request for information or notice from any Tax authority. There have been no audits, examinations or investigations completed with respect to the Company and its Subsidiaries for taxable periods ending after December 31, 2010. Such provisions as made in the Balance Sheet are sufficient to cover all risks and costs that are reasonably expected to be associated with all pending or threatened Tax-related audits, inspections, inquiries, litigation proceedings or claims.

(d)                       Each of the Company and its Subsidiaries has withheld from its employees and timely paid to the appropriate authorities or set aside in an account for such purpose proper and accurate amounts for all periods through the Agreement Date in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).

(e)                        Neither the Company nor any of its Subsidiaries (i) has received any written Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax authority that would affect the Tax situation of the Company or its Subsidiaries in any time period ending after the Closing, (ii) benefits from a specific Tax regime subordinated to the respect of any undertaking whatsoever, or has consented to, or may be found liable as a result of, any undertaking in respect of Taxes made in the context of acquisitions, divestitures, mergers, restructuring or similar transactions or (iii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                         At the Closing Date, there shall not be any Encumbrances on any of the assets of the Company or of any of its Subsidiaries in connection with any failure (or alleged failure) to pay any Tax.

(g)                        To the Knowledge of Company Managers, no claim for Taxes has ever been made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns.

(h)                       All claims for any incentive, relief and all claims, disclaimers, elections, surrenders, clearances and applications made for Taxes purposes by the Company and each of its Subsidiaries in the years open for tax audit or inspections have been duly and promptly made and remain valid.

(i)                           None of the Company or any of its Subsidiaries has at any time been a party to or otherwise been involved in any transaction or series of transactions which, or any part of which, involved or may involve steps which could be objectively concluded were taken or may be taken: (i) without any commercial or business purpose apart from the obtaining of a tax benefit; or (ii) for the prevailing or most influential purpose of obtaining a tax benefit, in each case, for the Company, any related party of the Company (as “related party” is defined in paragraph (j) below) or, to the Knowledge of the Company Managers, any other person.  For the purpose of this confirmation, a tax benefit should be construed as: (i) the avoidance, postponement or reduction in a present tax liability which has accrued due to a person; or (ii) the avoidance, postponement or reduction in a future tax liability where the present circumstances of the relevant person permit a conclusion to be drawn that in the normal course of those circumstances a future tax liability would have accrued or will accrue due either as a certainty or as a reasonable expectation.

(j)                          The Company and each of its Subsidiaries has complied and is in compliance with applicable transfer pricing principles and laws and related documentation requirements.  All related party dealings were conducted pursuant to or in accordance with legally valid agreements.  The expression “related parties” refers to taxpayers who were parties to international dealings which were and/or are subject to the application of the transfer pricing Laws in the country of the payer or payee and/or the Business Profits Article or Associated Enterprises Article of a relevant bilateral convention relating to double taxation. The expression “related party dealings” refers to transactions, agreements or arrangements between related separate legal entities, between a permanent establishment and its head office, or between two permanent establishments of the same entity.

(k)                       None of the Company or any of its Subsidiaries has entered into any contract, agreement or undertaking pursuant to which it could be required to pay additional consideration or to make any payment in respect or as a result of any transfer pricing adjustment being made or asserted by any Tax authority.

Section 4.21                             Brokers or Finders; Bonuses

The Transactions have been conducted by and on behalf of Sellers in such a manner so as not to give rise to any valid claim by any Person (including any investment banker, advisor, finder, broker, agent or other intermediary) against Purchaser, the Company or any of its Subsidiaries for any fee, commission or similar compensation as a result of the execution of this Agreement or consummation of the Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule, no director, officer, contractor or employee of the Company or any of its Subsidiaries is entitled to any bonus from the Company or any Subsidiary, or has a claim to seek a bonus from the Company or any Subsidiary, as a result of the consummation of the Transactions.

Section 4.22                             Relationship with Related Persons

None of the Sellers’ Representatives, Sellers or, to the Knowledge of the Company Managers, any of their respective Affiliates or any officer (mandataire social), director or Key Executive of the Company or any Subsidiary has, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company or its Subsidiaries’ businesses. None of the Sellers’ Representatives, Sellers, or any officer (mandataire social), director or Key Executive of the Company or any Subsidiary or, to the Knowledge of the Company Managers, any of their respective Affiliates has, any interest in any Computer Software that is used in or that pertains to the Company or its Subsidiaries’ businesses. None of the Sellers’ Representatives, Sellers or, to the Knowledge of the Company Managers, any of their respective Affiliates or any officer, director or senior manager of the Company or any Subsidiary, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person (other than a publicly-listed company for private investment purposes) that has (i) had business dealings or a material financial interest in any transaction with the Company or a Subsidiary, or (ii) engaged in competition with the Company or its Subsidiaries with respect to any line of the products or services of the Company or its Subsidiaries in any market presently served by the Company or its Subsidiaries. None of the Sellers’ Representatives, Sellers or any of their respective Affiliates or, to the Knowledge of Company Managers, any officer, director or Key Executive of the Company or any Subsidiary is a party to any Contract with, or has any claim or right against the Company or a Subsidiary. No regulated Contracts (conventions réglementées) within the meaning of articles L. 227-10 et seq. of the French Commercial Code (code de commerce) have been entered into by the Company in compliance with such articles L. 227-10 et seq. of the French Commercial Code.

Section 4.23                             Certain Payments

None of the Company or its Subsidiaries or any director, officer, agent, or employee of the Company or its Subsidiaries, or to the Knowledge of Company Managers, any other Person associated with or acting for or on behalf of the Company or its Subsidiaries, has, in violation of any Requirement of Law, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, its Subsidiaries or any of their Affiliates, in each case which is or was in violation of any Requirement of Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries.

Section 4.24                             Full Disclosure; Disclaimer of Warranties

The Company Managers have not failed to disclose to Purchaser any facts that they are aware of and that are material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company or the Company Subsidiaries. No representation or warranty by Main Sellers, the Sellers’ Representatives or the Company contained in this Agreement or the certificate delivered pursuant to Section 2.2(a)(iv), contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Except for those representations and warranties expressly set forth in ARTICLE IV, the Company Managers disclaim all representations and warranties, whether express or implied, and no such representation or warranty shall be implied by or construed from any of the due diligence materials or any other information, whether oral or written, provided by or on behalf of the Main Sellers, the Company or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser represents and warrants to the Main Sellers on the Agreement Date and on the Closing Date that:

Section 5.1                                    Organization

Purchaser is (i) an exempted company duly organized, validly existing and in good standing under the laws of Hong Kong; and (ii) has all corporate power and authority to carry on its business as it is now being conducted and to own, lease, use and operate the property and assets it now owns, leases, uses and operates, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, individually or in the aggregate, an adverse effect on Purchaser’s ability to perform its obligations or to consummate the Transactions hereunder.

Section 5.2                                    Authorization

Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the board of directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions.

Section 5.3                                    Binding Agreement

This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by each of the other Parties, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

Section 5.4                                    No Conflict; Consents or Default

Neither the execution, delivery or performance by Purchaser of its obligations under this Agreement, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any post-Closing reporting under French foreign investment regulations, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Requirements of Law applicable to Purchaser, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have an adverse effect on Purchaser’s ability to consummate the Transactions or which arise from the regulatory status of the Company or its Subsidiaries.

Section 5.5                                    Brokers or Finders

The Transactions have been carried on by and on behalf of Purchaser in such a manner so as not to give rise to any valid claim by any Person (including any investment banker, advisor, finder, broker, agent or other intermediary) against any Main Seller for any fee, commission or similar compensation as a result of the execution of this Agreement or consummation of the Transactions.

Section 5.6                                    Financing of the transactions

The financing of the acquisition by the Purchaser of the Sold Securities does not come from drug trafficking nor organized criminal activities and the Purchaser is in compliance in all material respects with all applicable Requirements of Law and notably in accordance with the Third European Directive relating to anti-money laundering.

Section 5.7                                    Disclaimer of Warranties

Except for those representations and warranties expressly set forth in this ARTICLE V, Purchaser disclaims all representations and warranties, whether express or implied, and no such representation or warranty shall be implied by or construed from any of the due diligence materials or any other information, whether oral or written, provided by or on behalf of Purchaser or its Affiliates.

ARTICLE VI

COVENANTS

Section 6.1                                    Interim Operations of the Company

Subject to any Requirements of Law, the Company and each Company Manager shall procure that, and covenant and agree that, and each other Main Seller shall use its best efforts, within their respective powers, so that after the date hereof and until the Closing Date, except (i) as expressly provided in this Agreement, (ii) as described in Schedule 6.1 of the Disclosure Schedule on the date hereof, or (iii) as may be agreed in writing (including by email) by Purchaser:

(a)                       the business of the Company and its Subsidiaries shall be conducted generally in the same manner as heretofore conducted and only “en bon père de famille”, in the ordinary course of business, and the Company and each of its Subsidiaries shall use their best efforts to preserve the business organization of the Company and its Subsidiaries intact, keep available the services of the current officers, managers and employees of the Company and its Subsidiaries and maintain the existing relations with advertisers, publishers, creditors, business partners and others having business dealings with the Company or its Subsidiaries, in each case with the objective of preserving the goodwill and ongoing business of the Company and its Subsidiaries (as currently existing);

(b)                       other than as a consequence of the issuance of Shares resulting from the exercise of Company Options, neither the Company nor any of its Subsidiaries shall amend its certificates of incorporation or by-laws or other constituent or governing document, to the extent any such modification is not required by law, by the rules or regulations of any Governmental Entity;

(c)                        other than as a consequence of the issuance of Shares resulting from the exercise of Company Options, neither the Company nor any of its Subsidiaries shall alter the outstanding capital stock of the Company or its Subsidiaries or declare, set aside, make or pay any dividend or any other distributions (whether in cash, stock or property); or purchase or redeem any shares of the capital stock of the Company or its Subsidiaries;

(d)                       neither the Company nor any of its Subsidiaries shall issue, authorize or propose the issuance, delivery or sale of, or sell, any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(e)                        neither the Company nor any of its Subsidiaries shall (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary), except in the ordinary course of business and consistent with past practice; (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or a Subsidiary); (iii) enter into any capital expenditure, purchase or any other material commitment or transaction in excess of US$50,000, or any sale or lease of real estate; or (iv) write down the value of any inventory or write off as uncollectible, any notes or accounts receivable (other than in connection with the ordinary course of its trading activities and consistent with past practice);

(f)                         neither the Company nor any of its Subsidiaries shall be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or interest in any corporation, partnership, association or other business organization or enter into or form any material joint-venture or enter into any agreement contemplating any of the foregoing;

(g)                        neither the Company nor any of its Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(h)                       neither the Company nor any of its Subsidiaries shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing Employee Plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any officer, director or employee of any amount relating to unused vacation days, except to the extent such payment or accrual is required under the obligations of the Company or any of its Subsidiaries existing on the Agreement Date, or (ii) amend any such existing Employee Plan, agreement or arrangement in a manner inconsistent with the foregoing;

(i)                           neither the Company nor any of the Subsidiaries shall enter into, modify or terminate any contract or transaction involving a commitment by or to the Company or any of its Subsidiaries of more than US$100,000 in any 12-month period;

(j)                          except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(k)                       neither the Company nor any of its Subsidiaries shall (i) terminate, amend or otherwise alter any Inbound License Agreements or Outbound License Agreements, (ii) fail to maintain or permit to lapse any Intellectual Property Right, or (iii) enter into any Contracts pursuant to which Intellectual Property Rights are or will be licensed, transferred, sold, assigned or otherwise encumbered (other than non-exclusive license agreements in the ordinary course of business consistent with past practice); and

(l)                           neither the Company nor any of its Subsidiaries shall enter into any agreement, Contract, commitment or arrangement (whether in writing or otherwise) to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

For the purposes of granting any consents which may be requested by any Main Seller or the Company pursuant to this Section 6.1, the Purchaser hereby designates Xinhua Liu (lxh@cmcm.com) with immediate effect and represents and warrants to, and agrees with, the Main

Sellers and the Company that Xinhua Liu shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. The Purchaser shall use commercially reasonable efforts to respond within five (5) Business Days of receipt of any request for consent by any Main Seller, Sellers’ Representatives or the Company.  If the Purchaser shall not have notified the relevant Main Seller, Sellers’ Representatives or the Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days, the Purchaser’s consent shall be deemed refused.  Any notification made pursuant to this paragraph may be made by email so as long as receipt is acknowledged.

Section 6.2                                    Access and Information

Subject to Requirements of Law, between the date of this Agreement and the Closing Date, the Company and each Company Manager shall, and each other Main Seller shall use its best efforts, within their respective powers, to cause the Company and its Subsidiaries to (i) grant Purchaser and its authorized representatives reasonable access to all offices and other facilities of the Company and its Subsidiaries and to all books and records of the Company and its Subsidiaries, (ii) permit Purchaser to make such inspections and to obtain copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company and its Subsidiaries.

Section 6.3                                    Company Options

Each Main Seller holding Company Options that are currently exercisable or that become exercisable as a result of the Transactions hereby agrees to exercise in full all such Company Options owned or held of record by such Main Seller on the anticipated Closing Date. At the Closing, Purchaser shall pay the Total Exercise Price to the Company in accordance with Section 1.4(a)(ii), at which time the Company shall issue ordinary shares of the Company to such Main Seller pursuant to the terms of the Company Options such Main Seller holds.

Section 6.4                                    Efforts and Actions to Cause Closing to Occur

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Company, the Company Managers and Purchaser shall, and each other Main Seller shall use their respective best efforts, within their respective powers, to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to Requirements of Law) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, Orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

Section 6.5                                    Notification of Certain Matters; Deliveries as of the Closing Date

Each Party shall give notice to Purchaser and the Sellers’ Representatives promptly after having knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition set forth in ARTICLE VII to be unsatisfied in any material respect at any time from the Agreement Date to the Closing Date and (ii) any material failure of Purchaser, Main Sellers, the Sellers’ Representatives or the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and (y) the obligation to give such notice shall not be required from and after the time the Parties to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

Section 6.6                                    Public Announcements

A press release in form and substance reasonably acceptable to the Purchaser and the Sellers’ Representatives will be issued in connection with the execution of this Agreement. Purchaser shall have the discretion to determine the timing and method for distribution of such press release.

Except as provided for by Requirements of Law, none of the Company, Main Sellers, the Sellers’ Representatives or Purchaser shall, or shall permit its respective Affiliates to, make any other public statement or announcement with respect to this Agreement or the Transactions without the prior written consent of the Purchaser and the Sellers’ Representatives. If any Party is required to make such public statement or announcement by applicable Requirements of Law, such Party shall promptly notify and consult with the Purchaser and the Sellers’ Representatives before making any such public statement or announcement. Notwithstanding the foregoing, Purchaser shall have the sole discretion to make public announcements to comply with the disclosure requirements of the NYSE and as required by the U.S. securities laws.

Section 6.7                                    Confidentiality of Information

None of the Company, the Sellers’ Representatives, Main Sellers or Purchaser shall use, and each shall cause their respective Affiliates not to use, for any purpose or disclose to any Person the provisions of this Agreement or any other documents related to the Transactions, the process of their negotiation and the involvement of the Parties in the Transactions, any nonpublic confidential or proprietary information relating to Purchaser, the Main Sellers, the Company or any of its Subsidiaries, their respective businesses and operations, or any of their assets, unless (i) compelled to disclose by judicial, administrative process or, in the opinion of legal counsel, by other Requirements of Law or (ii) the confidential information concerned has come into public domain other than through the Purchaser’s, Company’s, Main Sellers’ or Sellers’ Representatives’ fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with this provision; provided, that, the Investors may make customary disclosures of limited financial information to their investors or potential investors, who are subject to customary confidentiality restrictions, concerning the performance of the Investors’ investment in the Company. In the event the Purchaser, the Company, a Main Seller or any of their respective Affiliates is required to disclose any such information under any law or regulation, such Person shall promptly notify Purchaser of such requirement so that Purchaser may seek an appropriate order of injunction in expedited proceedings. The obligations under this Section 6.7 shall survive the Closing.

Section 6.8                                    No Solicitation of Competing Transaction

(a)                       None of the Main Sellers or their respective Affiliates shall, and the Main Sellers shall use their respective best efforts, within their respective powers, to cause the Company, its Subsidiaries and their respective directors, officers, employees, agents, representatives and advisors (collectively, the “Company Representatives”) not to, directly or indirectly, take any action to encourage (by way of furnishing information or otherwise), initiate or engage in discussions or negotiations (whether preliminary or definitive) with, or provide any information to, participate in or facilitate in any manner any effort or attempt by, or enter into any agreement with, any person, other than (x) Purchaser and its Affiliates, directors, officers, employees, agents, representatives and advisors (collectively, the “Purchaser Representatives”) or (y) a Company Representative other than a shareholder solely in a manner that would not reasonably be expected to frustrate the Transaction, in each case concerning (each of the following, an “Acquisition Proposal”) (i) any direct or indirect acquisition of any equity interests of the Company or any of its subsidiaries, (ii) any merger, share exchange, recapitalization, spin-off, business combination or change of control of the Company or any of its Subsidiaries or any similar transaction or (iii) any sale of all or a material portion of the assets or business of the Company or any of its Subsidiaries; provided, that, stock options or other equity grants to employees (or prospective employees) and directors in the ordinary course of business and exercises thereof shall not be considered an Acquisition Proposal.

(b)                       Each Main Seller shall, and shall use its best efforts, within its respective powers, to cause the Company and the Company Representatives to, immediately cease all discussions and negotiations with any person (other than Purchaser and the Purchaser Representatives) relating to an Acquisition Proposal and demand the return of all documents, analyses, financial statements and other data previously furnished to others in connection therewith. The Company shall promptly notify Purchaser upon receipt by the Company or the Company Representatives of any request or proposal from any other Person relating to an Acquisition Proposal, provided that such notification shall include, to the extent this is possible without breaching any confidentiality obligations under binding contracts existing on the date hereof, all material terms of such request or proposal.

Section 6.9                                    Straddle Period Tax Matters

(a)                       The Company and each Company Manager shall, and each other Main Seller shall use its best efforts, within their respective powers, to cause the Company and its Subsidiaries to prepare or cause to be prepared and file or cause to be filed when due all Tax Returns (the “Straddle Period Returns”) that are required to be filed by or with respect to the Company or any Subsidiary or their respective businesses or assets for taxable years or periods ending on or before the Closing Date and for taxable periods or years commencing before and ending after the Closing Date (a “Straddle Period”), if the due date for such Straddle Period Returns is on or before the Closing Date. Purchaser shall prepare and file all other Straddle Period Returns in a timely manner.

(b)                       The Company and each Company Manager shall, and each other Main Seller shall use its best efforts, within their respective powers, to cause the Company and its Subsidiaries to pay in a timely manner all Taxes which are due and payable before the Closing Date.

Section 6.10                             Post-Closing Cooperation

(a)                       In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each Party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

(b)                       Upon designation by Purchaser, the Chief Executive Officer of the Company at the Closing Date shall become a member of the executive committee of the Cheetah Mobile Inc. and shall have a meaningful role in the global monetization operations of Cheetah Mobile Inc. so long as he is a member of such committee.

Section 6.11                             Release

Effective as of the Closing, each Main Seller, hereby fully and unconditionally releases, acquits and forever discharges the Company and its Subsidiaries, and each of their respective past, present and future successors, predecessors, directors, officers and employees from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their ownership of equity securities of the Company or any Subsidiary for any fact occurring before the Closing and other than with respect to their respective obligations under the Transaction Agreements. For the avoidance of any doubt, this shall not release Purchaser with respect to any of its obligations under the Transaction Agreements.

Section 6.12                             Employee Benefits

(a)                       Purchaser agrees that, effective as of the Closing Date and for a twelve (12) month period following the Closing Date, each of the Company and its Subsidiaries shall, to the extent commercially reasonable, provide to the employees who continue employment with the Company and its Subsidiaries employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Purchaser immediately prior to the Agreement Date. With respect to such benefits, service accrued by such employees during employment with the Company and its Subsidiaries prior to the Closing Date shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

(b)                       In addition, Purchaser will establish an employee retention or incentive plan of approximately US$8,000,000 designed to retain certain key management and employees of the Company that will vest over a period of four years (for the avoidance of any doubt the US$8,000,000 amount shall be separate from the Purchase Price) as soon as reasonably practical, but in any event within four months of the Closing Date. The main terms and conditions of such plan (including vesting) are set forth in Exhibit D (these being substantially the same terms as Cheetah Mobile Inc.’s current management incentive plans). The list of individuals who will be eligible to participate in such employee retention or incentive plan is set forth in Exhibit E.

(c)                        The number of shares subject to such employee retention or incentive plan will be based on the volume weighted average price (VWAP) for the Cheetah Shares for the 15 trading days from February 20, 2015 to March 12, 2015.

Section 6.13                             Other Seller Acknowledgment

The Short SPA shall include a provision that the Other Seller signing the Short SPA acknowledges and agrees that (i) the consideration received by the Main Sellers may differ from that received by such Other Seller and (ii) such Other Seller has had an opportunity to ask questions and receive answers from (x) the Purchaser regarding the consideration to be received by the Sellers, (y) the Purchaser and the Company regarding the transactions contemplated by this Agreement and (z) the Company regarding the business, properties, prospects and financial condition of the Company, including, without limitation, any strategic transaction, public securities offering, private financing transaction (whether debt or equity), merger, consolidation, recapitalization, reclassification or similar transaction which have been, are being or may be contemplated by the Company, and has not relied on any information supplied by the Company with respect to (z) in connection with Other Seller’s decision to sell the Sold Securities.

Section 6.14                             Main Sellers

(a)                       Waiver. For the avoidance of doubt, each of the Main Sellers hereby irrevocably consents to the sale of the Shares and therefore waives any contractual or legal right such Main Seller may have arising from that sale to acquire all or part of the Shares, whether pursuant to the Bylaws, the Shareholders’ Agreement, the Securities Holders’ Agreements or otherwise.

(b)                       Shareholders’ Agreement and Securities Holders’ Agreements. The Main Sellers hereby consent and agree to the automatic termination of the Shareholders’ Agreement and of the Securities Holders’ Agreements as of immediately prior to Closing.

(c)                        Company Ratchet Warrants. Each Main Seller holding Company Ratchet Warrants hereby irrevocably waives its rights in respect of such Company Ratchet Warrants with effect as at the Closing Date and, accordingly, instructs the Company to cancel such Company

Ratchet Warrants in the Company’s registries as of the Closing Date.

(d)                       Purchase of Shares of Other Sellers.  Notwithstanding anything contained herein to the contrary, each Main Seller shall have the right, at any time prior to the date that is five (5) Business Days prior to the Closing, to purchase any number of Shares from Other Sellers.  Upon consummation of such transaction(s), all Shares so purchased shall be deemed “Sold Securities” of such Main Seller for all purposes under this Agreement and shall be transferred to Purchaser at Closing in accordance with the terms and conditions of this Agreement.  Main Sellers shall keep Purchaser informed of all such purchases of Shares pursuant to this Section 6.14(d).

(e)                        Updated Exhibit A-1.  At least three (3) Business Days prior to the Closing Date, the Sellers’ Representatives will deliver to the Purchaser an updated and final Exhibit A-1.

Section 6.15                             Update to Disclosure Schedule

If the Closing has not occurred within three (3) weeks of the Agreement Date (other than a delay resulting from actions or inaction of the Main Sellers, Sellers’ Representatives or the Company, or the failure to obtain all required signatures of the Other Sellers to the Short SPA), then prior to the Closing, the Sellers’ Representatives shall have a one-time opportunity to deliver to Purchaser such additions to or modifications of the Disclosure Schedule as are necessary to make the representations and warranties set forth in ARTICLE IV true, accurate and complete in all material respects at Closing (each, a “Schedule Update”) no later than the date that is five (5) Business Days prior to the Closing. In the event that the changes to the Disclosure Schedule resulting from the Schedule Update give rise to, individually or taking into account any and all facts, events or circumstances, a Material Adverse Change, the Sellers’ Representatives shall give Purchaser prompt written notice thereof (each, a “MAC Notice”) and upon its receipt of the MAC Notice, Purchaser may (i) terminate this Agreement without liability to any Party or (ii) not so terminate this Agreement (in which event any breach of any representation or warranty made by the Company Managers contained in ARTICLE IV (other than the Fundamental Representations) which would otherwise exist absent such Schedule Update will be deemed cured). In the event that the changes to the Disclosure Schedule resulting from the Schedule Update do not give rise, individually or taking into account any and all facts, events or circumstances, to a Material Adverse Change, Purchaser shall not be in a position to terminate this Agreement and any breach of any representation or warranty made by the Company Managers contained in ARTICLE IV (other than the Fundamental Representations) which would otherwise exist absent such Schedule Update will be deemed cured.  Notwithstanding anything contained herein to the contrary, a Schedule Update shall not cure for any purpose under this Agreement the Fundamental Representations or any of the representations and warranties of the Company Managers in ARTICLE IV that were made as of the Agreement Date.

ARTICLE VII

CONDITIONS

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the Closing

The respective obligation of each Party to effect the Closing shall be subject to the satisfaction at or prior to the Long Stop Date of each of the following conditions:

(a)                       Orders; Requirements of Law

No statute, rule, regulation or decision shall have been issued, enacted or promulgated by any Governmental Entity which prohibits, prevents or precludes the consummation of the Closing; and there shall be no Order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the Closing.

Section 7.2                                    Conditions to Obligation of Purchaser to Effect the Closing

The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Long Stop Date of each of the following conditions:

(a)                       Representations and Warranties; Covenants

Subject to Section 6.15, (i) the representations and warranties of the Main Sellers contained in ARTICLE III and ARTICLE IV shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) the covenants contained in this Agreement to be complied with by the Company, Main Sellers or the Sellers’ Representatives on or before the Closing shall have been complied with in all material respects; and (iii) Purchaser shall have received a certificate of Main Sellers to such effect signed by Main Sellers, of if such Main Seller is not a natural person, by a duly authorized officer thereof.

(b)                       No Proceeding or Litigation

No Action shall have been commenced or threatened by or before any Governmental Entity against Main Sellers or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate the Transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.2(b) shall not apply if Purchaser has solicited or encouraged any such Action.

(c)                        Authorizations and Consents

All authorizations, consents, Orders and approvals of any Person necessary to the consummation of the Closing and the other Transactions (other than on behalf of the Purchaser), including as the case may be consents from parties to Material Contracts set forth in Section 4.4 of the Disclosure Schedule and consents from Governmental Entities shall have been obtained, and a copy of each such consent shall have been provided to Purchaser at or prior to the Closing.

(d)                       Material Adverse Change

Subject to Section 6.15, there shall not have occurred any Material Adverse Change at any time on or prior to the Closing Date.

(e)                        Closing Deliveries

Main Sellers and the Company shall have delivered all orders, forms, certificates, registers, accounts, evidences, minutes and Transaction Agreements required to be delivered by Main Sellers under Section 2.2(a) and Section 2.2(b).

(f)                         Short SPA

All conditions to closing of the Short SPA shall have been satisfied in accordance with the terms and conditions of the Short SPA, such that, at the Closing, Purchaser shall acquire 100% of the then outstanding Shares and Company Warrants.

(g)                        Termination

The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. For the avoidance of doubt, Purchaser shall not be required to purchase any Sold Securities at the Closing unless it is able to purchase 100% of the Sold Securities at the Closing.

Section 7.3                                    Conditions to Obligation of Main Sellers to Effect the Closing

The obligations of Main Sellers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following condition:

(a)                       Representations and Warranties; Covenants

(i) The representations and warranties of Purchaser contained in ARTICLE V shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers’ Representatives shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof.

(b)                       No Proceeding or Litigation

No Action shall have been commenced or threatened by or before any Governmental Entity against Main Sellers or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 7.3(b) shall not apply if the Company, any of its Subsidiaries or any Main Seller has solicited or encouraged any such Action.

(c)                        Closing Deliveries

The Purchaser shall have delivered all orders, forms, certificates, registers, accounts, evidences, minutes and Transaction Agreements required to be delivered by Purchaser under Section 2.2(c).

(d)                       Authorizations and Consents

All authorizations, consents, Orders and approvals of any Person necessary to the consummation of the Closing and the other Transactions (other than on behalf of the Main Sellers, the Company or any Subsidiary) including as the case may be, consent from Governmental Entities, shall have been obtained, and a copy of each such consent shall have been provided to Main Sellers at or prior to the Closing.

(e)                        Termination

The Transactions shall not have been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing condition is for the sole benefit of Main Sellers, may be waived by the Sellers’ Representatives, in whole or in part, at any time and from time to time at the sole discretion of the Sellers’ Representatives. The failure by the Sellers’ Representatives at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 7.4                                    Long Stop Date

The Parties shall use reasonable endeavors to satisfy or procure the satisfaction of the conditions set forth in this ARTICLE VII and in any event before April 30, 2015 (the “Long Stop Date”) and shall not, and shall procure that none of its Representatives shall, take any action that could reasonably be expected to adversely affect such conditions.

ARTICLE VIII

TERMINATION

Section 8.1                                    Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)                       By the mutual written consent of Purchaser and each of the Sellers’ Representatives;

(b)                       By Purchaser or either of the Sellers’ Representatives if any Governmental Entity shall have issued an Order or taken any other action (which Order or other action the Parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Sold Securities and such Order or other action shall have become final and non-appealable.

(c)                        By Purchaser, in its sole discretion:

(i)             if the conditions set forth in Section 7.1 and 7.2 shall not have been fulfilled or waived by the Purchaser; or

(ii)          on or after the Long Stop Date, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

(d)                       By either of the Sellers’ Representatives, in their sole discretion:

(i)             if the conditions set forth in Section 7.1 and 7.3 shall not have been fulfilled or waived by the Sellers’ Representatives; or

(ii)          on or after the Long Stop Date if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by any Main Seller.

Section 8.2                                    Effect of Termination

Termination of this Agreement by any Party pursuant to the terms hereof shall be effectuated by notice thereof to the other Party or Parties specifying the provision hereof pursuant to which such termination is made. Upon any such termination of this Agreement, and without prejudice of any Party to seek, in accordance with Section 11.7, any remedy that may be available to it for wrongful termination by the terminating Party, there shall be no further liability or obligation on the part of Purchaser or any Main Seller under this Agreement except (a) for fraud or for breach of the covenants in this Agreement prior to such termination of this Agreement and (b) for the obligations of the Parties under ARTICLE XI, which shall survive such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1                                    Indemnification by Main Sellers

(a)                       Main Sellers, severally and not jointly (non solidairement) will indemnify and hold harmless Purchaser Indemnified Persons from, against and in respect of all Losses that arise out of:

(i)             the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by the Company Managers on behalf of the Company contained in ARTICLE IV of this Agreement (a “Representation Claim”); or

(ii)          any failure either Sellers’ Representative to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement; or

(iii)       any failure by the Company to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement to be performed prior to or at the Closing; or

(iv)      any Action by any Seller (including against current or former directors of the Company or any Subsidiary) arising out of or relating to the calculation of the Pro Rata Percentage, distribution of the Purchase Price or any portion of the Escrow Amount distributed to Main Sellers; or

(v)         any Action arising out of or relating to any employees’ information and/ or consultation obligations in relation to the Transactions pursuant to Requirements of Law as applicable, including pursuant to the French Act 2014-856 of July 31, 2014; or

(vi)      if any of the Reversed Payables are required to be paid by the Company on or prior to 12 months following the Closing Date, the aggregate amount of the Reversed Payables that are so paid, multiplied by .6557.

It is hereby agreed and acknowledged by the Parties that the indemnification obligations provided for in this Section 9.1(a) shall be the responsibility of all Main Sellers, notwithstanding the fact that the representations of ARTICLE IV are made exclusively by the Company Managers and that some of them are made to the “Knowledge of Company Managers”. Notwithstanding the foregoing, and for sake of clarity, Losses recoverable from the Escrow Account pursuant to the terms of this Agreement shall be recovered by the Purchaser on an undifferentiated basis, without regard to the responsibility of any Main Seller for such Losses or the amount of any proceeds received by such Main Seller as a result of the Transactions contemplated hereby.

(b)                       Each Main Seller, individually and for himself/herself/itself and not for any other Main Seller, will indemnify and hold harmless the Purchaser Indemnified Persons from, against and in respect of all Losses actually incurred by any of Purchaser Indemnified Persons that arise out of:

(i)             the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by such Main Seller in ARTICLE III of this Agreement; and

(ii)          any failure by such Main Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement.

Section 9.2                                    Survival; Limitations

(a)                       Main Sellers’ indemnification obligations hereunder shall survive until 24 months following the Closing Date, provided that Main Sellers’ indemnification obligations with respect to Losses relating to or arising out of (i) Tax Representations shall survive until January 1, 2019 (provided that, notwithstanding anything to the contrary herein, only the Company Managers shall be held liable for any Tax Representation claim made by Purchaser after the second anniversary of the Closing Date), (ii) the indemnification set forth in Section 9.1(a)(vi) shall survive until 12 months following the Closing Date, and (iii) the matters set forth in Section 9.1(b) shall survive until thirty (30) days following the expiration of the applicable statute of limitations. No claim for the recovery of any Losses hereunder may be asserted by any Purchaser Indemnified Person after the expiration of the above mentioned applicable indemnification period; provided however that claims asserted in writing by any Purchaser Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.

(b)                       The Main Sellers shall not be liable for any Representation Claim unless the amount of the liability of the Main Sellers for such Representation Claim exceeds $25,000, providing always that Representation Claims which have their origin in matters of the same nature or which are otherwise serial but which are individually less than $25,000 shall be aggregated for the purposes of this Section 9.2(b) (“Deminimis Losses”). The Main Sellers’ indemnification obligations for Representation Claims shall not be triggered unless and until the aggregate amount of all Losses for Representation Claims exceeds $200,000 (the “Deductible”), provided that Deminimis Losses shall be disregarded to determine whether the Deductible has been reached. Once the Deductible has been reached, the Main Sellers shall be obligated to indemnify Purchaser Indemnified Persons for the amount of the Losses in excess of the Deductible.

(c)                        In no event shall the aggregate amount to be paid by Main Sellers to Purchaser Indemnified Persons for indemnification pursuant to Representation Claims or to matters set forth in Section 9.1(a)(ii) exceed $7,500,000, it being specified for the avoidance of doubt that such indemnification can only be drawn from the Escrow Account.

(d)                       Unless stated to the contrary herein, (i) the limitations set forth in Section 9.2(b) shall not apply to the Fundamental Representations or to the matters set forth in Section 9.1(a)(vi), and (ii) the limitations set forth in Section 9.2(b)-(c) shall not apply to the indemnification matters set forth in Section 9.1(a)(iii)-(v) (provided for the avoidance of doubt that in no event shall the aggregate amount to be paid by each Main Seller to Purchaser Indemnified Persons for indemnification pursuant to Representation Claims or to matters set forth in Sections 9.1(a)(ii)-(iii)

exceed such Main Seller’s portion of the Escrow Amount not already released) or the indemnification matters set forth in Section 9.1(b).

(e)                        Main Sellers shall not be required to indemnify Purchaser Indemnified Persons with respect to any Losses arising out of or resulting from any matter to the extent such matter has been included in the calculation of the Closing Net Working Capital and reflected in the adjustment of the Purchase Price in accordance with the provisions of Section 1.3 hereof.

(f)                         Absent his/her/its fraud (as finally determined by a court of competent jurisdiction), no Main Seller will have any liability under this Agreement or otherwise be responsible for indemnification under this Agreement, in excess of a maximum aggregate amount equal to the portion of the Purchase Price actually received by such Main Seller.

(g)                        Purchaser Indemnified Parties right to indemnification on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Purchaser Indemnified Parties (net of all fees, costs and expenses incurred in collecting such proceeds). Purchaser shall use reasonable efforts to claim and recover any Losses suffered by Purchaser Indemnified Parties under all such insurance policies and other third party indemnities.  Purchaser Indemnified Parties shall remit to the Main Sellers any such insurance or other third party proceeds that are paid to Purchaser Indemnified Parties with respect to Losses for which Purchaser Indemnified Parties have been previously compensated pursuant to Section 9.1.

(h)                       The right of any Purchaser Indemnified Person to indemnification for Losses under this Agreement shall be recovered solely from the Escrow Amount save for (i) fraud or willful misconduct (where the provisions of the last sentence of Section 9.7(a) shall apply), (ii) matters set forth in Section 9.1(a)(iv)-(v) (where it can be recovered from each of the Main Sellers, severally and not jointly (non-solidairement) in accordance with its respective Pro Rata Percentage) and (iii) matters set forth in Section 9.1(b) (where it can only be recovered from the relevant Main Seller), in each case to the extent applicable and subject to the limitations set forth in this ARTICLE IX. If a Purchaser Indemnified Person recovers amounts from the Escrow Amount pursuant to this Section 9.2(g) for a claim arising under Sections 9.1(a)(iii) and 9.1(b), then the breaching Main Seller will contribute to the Main Sellers’ Representatives an amount in cash equal to the portion of the Escrow Amount distributed to Purchaser as a result of such breach. The Sellers’ Representatives will distribute any amounts received pursuant to this Section 9.2(g) to the other Main Sellers on a pro-rata basis in accordance with their respective Pro Rata Percentage.

(i)                           Losses which are deductible, from a tax point of view, from the results of the Purchaser, the Company and its Subsidiaries will be taken into account for their amount reduced by an amount equal to the Tax saving actually realized in the year of the Loss.

(j)                          Losses aggravated by the negligence or wrongdoing of the Purchaser, of any person under its control or of any individual under its authority, shall not be indemnifiable to the extent of such aggravation.

(k)                       Notwithstanding anything to the contrary herein, to the extent that any Loss is capable of remedy, the Purchaser shall afford the Main Sellers and Sellers’ Representatives a reasonable opportunity to remedy such Loss prior to making a claim for indemnification. The Purchaser agrees that the Purchaser shall take, and cause the Company and its Subsidiaries to take, and shall cooperate with the relevant Main Sellers and Sellers’ Representatives, if so requested by them, in order to take all commercially reasonable measures to mitigate the consequences of such losses.

(l)                           Where the Purchaser has made a claim, the Purchaser shall use, and shall cause the Company and its Subsidiaries to use all reasonable endeavors to recover any amounts due from any third party (including any insurer).

Section 9.3                                    Notice of Claim; General; Defense

(a)                       Each claim for indemnity under this ARTICLE IX shall be made without undue delay, shall be in writing and shall state in reasonable detail the grounds therefor; provided, that, Purchaser shall not be limited in seeking indemnification by any failure to give such timely notice (unless (and then only to the extent) the Main Sellers are prejudiced by such failure). Each Main Seller subject to indemnification claim (an “Indemnifying Party”) shall have reasonable access to records and information relevant to the matters for which any payment is sought under this ARTICLE IX, including access for purposes of defending itself in any arbitration under Section 11.7.

(b)                       Purchaser shall give each Indemnifying Party prompt notice of any third-party claim that may give rise to any indemnification obligation under this ARTICLE IX, together with the estimated amount of such claim, and each Indemnifying Party shall have the right to assume the defense (at such Indemnifying Party’s expense) of any such claim through counsel of its own choosing by so notifying Purchaser within thirty (30) days of the first receipt by the Indemnifying Party of such notice from Purchaser; provided however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice promptly shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice (unless (and then only to the extent) the Main Sellers are prejudiced by such failure). If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and an Indemnifying Party exists in respect of such third-party claim, the Indemnifying Party shall pay, within the limit set forth in ARTICLE IX, the reasonable fees and expenses of such additional counsel as may be required to be retained to the extent necessary in order to resolve such conflict. The Indemnifying Party shall be liable, within the limit set forth in ARTICLE IX, for the reasonable fees and expenses of counsel employed by the Purchaser for any period during which the Indemnifying Party has not assumed the defense of any such third-party claim (other than during any period in which the Purchaser will have failed to give notice of the third-party claim as provided above). If the Indemnifying Party assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Indemnifying Party chooses to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that the Indemnifying Party may recommend and that, by its terms, discharges Purchaser and the Purchaser Affiliates from any liability in connection with such third-party claim; provided however, that, without the consent of Purchaser, the Indemnifying Party shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchaser or any Affiliate of Purchaser or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

Section 9.4                                    Tax Treatment of Indemnification Payments

All indemnity payments made by Main Sellers to Purchaser Indemnified Person pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid by the Purchaser with respect to the Sold Securities.

Section 9.5                                    Effect of Investigation

The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation of Main Sellers contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

Section 9.6                                    Indemnification by Purchaser

(a)                       Purchaser shall indemnify, defend and hold harmless Seller Indemnified Persons from, against and in respect of all Losses that arise out of:

(i)             the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Purchaser contained in ARTICLE V of this Agreement; or

(ii)          any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement.

(b)                       Purchaser’s indemnification obligations under Section 9.6(a)(i) shall survive until thirty (30) days following the expiration of the applicable statute of limitations. No claim for the recovery of any Losses pursuant to Section 9.6(a)(i) may be asserted by any Seller Indemnified Person after the expiration of the applicable indemnification period; provided however that claims asserted in writing by any Seller Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period. Absent fraud (as finally determined by a court of competent jurisdiction), Purchaser will have no liability under this Agreement or otherwise be responsible for indemnification under this Agreement, in excess of a maximum aggregate amount equal to the Purchase Price. In no event shall Purchaser indemnify any Main Seller for, or have any liability relating to, the Cheetah Shares delivered to a Main Seller pursuant to this Agreement.

(c)                        Section 9.3 shall apply to the indemnification by Purchaser provided in this Section 9.6 mutatis mutandis, so that references to the Indemnifying Party in Section 9.3 shall be replaced with references to Purchaser and vice versa.

Section 9.7                                    Sole Remedy

(a)                       The right to indemnification hereunder for a breach by Purchaser, the Company or any Main Seller of its representations, warranties and covenants in this Agreement shall, following the Closing, constitute the sole remedy for such a breach, and Purchaser and Main Sellers shall have no other liability or obligation hereunder resulting from the breach; provided, that nothing herein shall limit in any way any remedies available against a given Party in respect of such Party’s fraud or willful misconduct. The provisions of this Section 9.7 shall not, however, prevent or limit a cause of action to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof.

(b)                       The indemnification and other provisions of this ARTICLE IX shall govern the procedure for all indemnification matters under this Agreement, and no event, fact or action which might give rise to a claim under this ARTICLE IX shall be used by Purchaser or the Main Sellers as a basis for a claim of any nature whatsoever against any present or former employees or directors of any of the Company and its Subsidiaries, except in the case of fraud or willful misconduct.

Section 9.8                                    Survival of Indemnification Claims

The indemnification obligations set forth in this ARTICLE IX shall survive the Closing.

Section 9.9                                    Survival of Covenants; Representations and Warranties

Except as otherwise expressly provided herein, each of the covenants, representations and warranties of the Parties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter.

Section 9.10                             Escrow

(a)                       On the Closing Date, Purchaser, the Company and the Sellers’ Representatives, on behalf of and as representatives of Main Sellers, shall enter into the Escrow Agreement with the Escrow Agent, and Purchaser, on behalf of Main Sellers, shall deposit the Escrow Amount into the Escrow Account. The Escrow Account shall be available for the payment of claims by the Purchaser Indemnified Person for indemnification as set forth in ARTICLE IX. The Escrow Account shall also be available to Purchaser (at its sole option) for any amounts owed to it pursuant to Sections 1.3, 1.4, 1.5 or 11.1. Each Main Seller’s respective interest in the Escrow Account shall equal the amount of the Escrow Account, plus any interest that accrues in respect of the Escrow Amount due to such Main Seller, multiplied by his, her of its Pro Rata Percentage.

(b)                       The Escrow Agreement shall provide for the release of a portion of the Escrow Amount to Main Sellers, in accordance with their Pro Rata Percentages, as follows:

(i)             On March 31, 2016, an amount equal to 24.5% of the Enterprise Value, less the aggregate amount of claims for indemnification which have been paid or have been asserted by the Purchaser Indemnified Parties through such date, if any;

(ii)          On March 31, 2017, an amount equal to an amount equal to 17.5% of the Enterprise Value, less (i) the aggregate amount of claims for indemnification which have been asserted by the Purchaser Indemnified Parties through such date, if any, and (ii) US$500,000 to remain in the Escrow Account solely to cover claims relating to breach of Tax Representations (it being specified that this US$500,000 amount shall only be taken out from the Company Managers’ portion of the Escrow Account); and

(iii)       On January 1, 2019, all amounts left in the Escrow Account, less the aggregate amount of claims for indemnification which have been asserted by the Purchaser Indemnified Parties through such date, if any.

(c)                        Any unreleased amounts shall be retained by the Escrow Agent. The amounts in the Escrow Amount so retained shall be released by the Escrow Agent upon the resolution of such claims, to the extent not utilized to pay the Purchaser Indemnified Parties for any such claims resolved in favor of a Purchaser Indemnified Party, in accordance with the resolution of such claims.

(d)                       Notwithstanding anything contained herein to the contrary, the Parties acknowledge the ability (subject to the agreement of the Escrow Agent) of Mr. Guillaume Alabert to withdraw a portion of his Pro Rata Percentage of the Escrow Account solely to purchase ADSs of Cheetah Mobile Inc.; provided, that, such ADSs are placed into a share escrow account and that appropriate documentation is entered into that will provide for liquidation of such ADSs and the deposit of the cash proceeds thereof into the Escrow Account to satisfy claims to which Mr. Guillaume Alabert’s Pro Rata Percentage is not sufficient.

ARTICLE X

DEFINITIONS AND INTERPRETATION

Section 10.1                             Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Action” shall mean any claim (including any environmental claim), demand, notice of violation, action, suit, arbitration, inquiry, hearing, proceeding, investigation or demand letter by or before any Governmental Entity.

“Acquisition Proposal” shall have the meaning ascribed to it in Section 6.8(a).

“Additional Amount” shall mean US$850,000.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, in each case together with the directors, officers and managers of such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code (Code de commerce).

“Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits hereto and the Disclosure Schedule.

“Agreement Date” shall mean the date first set forth in the preamble of this Agreement.

“Balance Sheet” shall mean the most recent audited combined balance sheet for the Company and its Subsidiaries included in the Financial Statements.

“Balance Sheet Date” shall mean the date of the relevant Balance Sheet.

“Benchmark Time” shall mean 12:01 a.m. Paris Time on the Closing Date.

“Business Day” shall mean any day on which banks are open for business in France and in the State of New York.

“Bylaws” shall mean the bylaws of the Company.

“Cash” shall mean, with respect to the Company on a consolidated basis, cash on hand and deposits (such as bank balances that are available at any time), calculated in accordance with GAAP and on a basis consistent with the Financial Statements (including, for the avoidance of doubt, the Total Exercise Price actually paid by the Purchaser in accordance with Section 1.4(a)(ii)).  Cash shall not include any cash amount that is not available for immediate use and may not be utilized for any purpose without any Taxes or other charges by a Government Entity or until a certain event or string of events take place (unless otherwise stated in this Agreement), including without limitation: (i) cash reserved for repayment of bank loans, (ii) deposits of bank acceptance notes, letter of credits or other financial instruments, and (iii) cash deposited with creditors as collateral for borrowing (for the avoidance of doubt, this shall not include any deposit made under lease agreements).

“Cash Equivalents” shall mean, with respect to the Company on a consolidated basis, all the following items: (i) other receivables; (ii) prepayments, (iii) Tax assets and income Tax assets, in each case, except for those included in the definition of Cash and Net Working Capital.

“Cause” with respect to the Chief Executive Officer of the Company, shall mean: (i) the Chief Executive Officer’s willful failure to perform his duties or the Chief Executive Officer’s willful failure to comply with any valid, legal and reasonable directive of the person or entity to whom the Chief Executive Officer reports, which is reasonably expected to be materially injurious (including reputationally or financially) to Cheetah Mobile Inc. or any of its Affiliates; (ii) the Chief Executive Officer’s engagement in dishonesty, illegal conduct or misconduct, which is materially injurious (including reputationally or financially) to Cheetah Mobile Inc. or any of its Affiliates; (iii) the Chief Executive Officer’s embezzlement, misappropriation or fraud, or the Chief Executive Officer’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); or (iv) the Chief Executive Officer’s material, willful violation of (A) a material written policy of Cheetah Mobile Inc. or the Company, (B) any material obligation under his employment agreement or (C) any material obligation under any other written agreement between the Chief Executive Officer and Cheetah Mobile Inc. or the Company, including without limitation, agreements respecting confidential information and restrictive covenants, which is materially injurious (including reputationally or financially) to Cheetah Mobile Inc. or any of its Affiliates;  provided, in each case, that, to the extent curable, the Chief Executive Officer shall have failed to cure such issue within 30 days after receipt of a written notice thereof.

“Change of Control Payments” shall mean the aggregate amount of all change of control, bonus, termination or severance payments that are payable by the Company and its Subsidiaries to any Person as a result of the Transactions (for the avoidance of doubt, this shall not include the payments made to any officer or employee that the Purchaser may terminate after the Closing Date (if any)), together with any employer-paid portion of any employment and payroll taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing.

“Cheetah Shares” shall have the meaning ascribed to it in Section 1.4(a).

“Closing” shall mean the closing referred to in Section 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Net Cash” shall have the meaning ascribed to it in Section 1.3(c).

“Closing Net Working Capital” shall have the meaning ascribed to it in Section 1.3(b).

“Closing Statements” shall have the meaning ascribed to it in Section 1.3(b).

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Expenses” shall mean, without duplication, the collective amount payable by the Company and its Subsidiaries for all (i) out-of-pocket costs and expenses incurred by the Company or any Subsidiary by or on behalf of Main Sellers (to the extent such amounts are a liability of the Company or any Subsidiary) in connection with the Transactions (excluding for the avoidance of any doubt Jones Day Fees paid in accordance with Section 1.4(a)(iii)) and (ii) Change of Control Payments.

“Company Loans” shall mean (i) The “Prêt export” loan entered into between the Company and Bpifrance Financement in November 2014, for an amount of 750,000 Euros, (ii) the “Prêt Innovation FEI” loan entered into between the Company and Bpifrance Financement in November 2014, for an amount of 750,000 Euros and (iii) the loan entered into between the Company and HSBC in January 2015, for an amount of 81,000 Euros.

“Company Managers” shall mean the Company’s Chief Executive Officer (président) and the Founders.

“Company Options” shall mean each of the warrants (BSCPE) to purchase O Shares set forth on Section 4.1 of the Disclosure Schedule.

“Company Products” shall have the meaning ascribed to it in Section 4.14(d).

“Company Ratchet Warrants” shall have the meaning ascribed to it in the recitals to this Agreement.

“Company Representatives” shall have the meaning ascribed to it in Section 6.8(a).

“Company Warrants” shall mean each of the warrants (BSA) to purchase O Shares or P Shares, as applicable, set forth on Section 4.2(a)of the Disclosure Schedule (other than, for the avoidance of doubt, the Company Ratchet Warrants).

“Computer Software” shall mean computer software programs and all documentation related thereto other than standard off-the-shelf software.

“Company Source Code” shall have the meaning ascribed to it in Section 4.14(g).

“Conditional Deferred Payments” shall have the meaning ascribed to it in Section 1.5.

“Contract” shall mean any contract, agreement, obligation, undertaking, binding commitment, lease, license, mortgage, bond, note, indenture or instrument, whether written or oral, that is legally binding, and relates to the Company or any of its Subsidiaries.

“Copyrights” shall mean French and foreign registered and unregistered copyrights (including those in computer software and databases)  and all registrations and applications to register the same.

“Court” shall have the meaning ascribed to it in Section 11.7(b).

“Debt” shall mean, with respect to the Company on a consolidated basis, all of the following items (except to the extent included in the definition of Net Working Capital): (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security (including discounted letter of credit), (iii) liabilities for finance or capital leases, (iv) change of control payments, and transaction, retention or similar bonuses committed prior to Closing by the Company or any of its Subsidiaries, in each case payable in connection with the transactions contemplated by this Agreement (e.g., US$500,000 bonuses to be paid to a group of employees of the Company), (v) personnel-related liabilities, including retirement and pension obligations, but excluding those payable under Social Security Benefits incurred by the Company in the ordinary course of business, (vi) all legal fees and other expenses related to the transactions contemplated by this Agreement, if any, (vii) any off-balance sheet financing; (viii) accrued interest for bank borrowing, (ix) dividends, or any options or warrants still outstanding at closing, (x) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing, (xi) payables and liabilities with respect to purchase of property, plant and equipment, and (xii) any other payables, obligations and liabilities of similar nature (including without limitation those arising out of or in connection with, litigation, arbitrations, other disputes and employee severance). If the waivers under the Company Loans referred to in in Section 2.2(a)(ix) have not been received on or prior to the Closing Date, the full amount of the potential indemnity or prepayment penalty underlying the Company Loans shall constitute “Debt” for all purposes under this Agreement.

“Debt Alike Items” shall mean, with respect to the Company on a consolidated basis, (i) employee-related liabilities (salary and social liabilities payables), but excluding unpaid holiday accruals, (ii) Tax payables and Tax risk provisions, (iii) other current liabilities, (iv) additional bonus accrual, (v) accrual for penalty payment for terminated financing activities and (vi) income tax provision for Reversed Payables.

“Deductible” shall have the meaning ascribed to it in Section 9.2(b).

“Deminimis Losses” shall have the meaning ascribed to it in Section 9.2(b).

“Deferred Payment Notice” shall have the meaning ascribed to it in Section 1.5(c).

“Disclosure Schedule” shall mean the disclosure schedule prepared by Main Sellers and delivered to Purchaser as of the Agreement Date.

“Dispute” shall have the meaning ascribed to it in Section 11.7(a).

“Disputed Items” shall have the meaning ascribed to it in Section 1.3(c).

“Disputed Deferred Payment Items” shall have the meaning ascribed to it in Section 1.5(c).

“EBITDA” shall mean, earnings before interest, tax, depreciation and amortization, based on the financial statements prepared by the Company in accordance with GAAP and on a basis consistent with the Financial Statements.  The following adjustments will be made for the purpose of the calculation of EBITDA relating to the 2016 Conditional Deferred Payment: (1) add back: (i) the Jones Day Fees that have been accrued and deducted from closing cash balance, (ii) one off payment of a special bonus accrued and to be paid to a group of people up to US$500,000 at Closing (to be approved and agreed upon by the Purchaser), and (iii) US$200,000 as a split of payroll cost for Djamel Agaoua; and (2) less extraordinary income to be recognized as a result of reversal of overdue payables at Closing (amounting to US$700,000).

“Employee Plans” shall have the meaning ascribed to it in Section 4.15(g).

“Encumbrances” shall mean, with respect to any property (tangible or intangible), any lien, license, covenant not to sue, security interest, mortgage, pledge, hypothecation, charge, claim, option, title defect, restriction or encumbrance relating to that property, of any nature whatsoever, whether consensual, statutory or otherwise, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Enterprise Value” shall have the meaning ascribed to it in Section 1.2(a).

“Escrow Account” shall mean the escrow account to be established pursuant to the Escrow Agreement into which the Escrow Amount is deposited.

“Escrow Agent” shall mean JP Morgan in London, or if JP Morgan in London shall have refused its mission, the escrow agent to be appointed pursuant to the Escrow Agreement among international banks present in London, provided that Purchaser shall select such escrow agent, subject to the approval of the Sellers’ Representatives, which approval may not be unreasonably withheld, conditioned, or delayed.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into at the Closing among Purchaser, the Company and Sellers’ Representatives, on behalf of and as representative of all Main Sellers, and the Escrow Agent, in the form and substance reasonably acceptable to the Parties.

“Escrow Amount” shall have the meaning ascribed to it in Section 1.4.

“Estimated Closing Net Cash” shall have the meaning ascribed to it in Section 1.3(a).

“Estimated Closing Net Working Capital” shall have the meaning ascribed to it in Section 1.3(a).

“Estimated Statements” shall have the meaning ascribed to it in Section 1.3(a).

“Exhibits” shall mean the exhibits to this Agreement.

“Financial Statements” shall have the meaning ascribed to it in Section 4.6(a).

“Final Net Cash Amount” shall have the meaning ascribed to it in Section 1.3(c).

“Final Net Working Capital Amount” shall have the meaning ascribed to it in Section 1.3(c).

“Founders” shall have the meaning ascribed to it in the preamble of this Agreement.

“Fully-Diluted Basis” shall mean the total number of Shares that would be outstanding if all possible sources of conversion, including the Company Warrants and the Company Options, have been exercised.

“Fundamental Representations” shall mean Section 4.1 (Organization; Qualification of Company), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries and Affiliates) and Section 4.4 (Consents and Approvals; No Violations).

“GAAP” shall mean, with respect to any particular Financial Statements, generally accepted accounting principles applicable to such Financial Statements, or, if the context requires, with respect to the Company generally accepted accounting principles in France and with respect to MobPartner Inc. generally accepted accounting principles in the United States of America.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Requirement of Law.

“Governmental Entity” shall mean any European, national, regional, municipal, local or foreign government or any political subdivision of the foregoing, governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body including any public utility control or public service commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body whether such arbitral body is public or private.

“Harmful Code” shall mean any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“ICC” shall have the meaning ascribed to it in Section 11.7(b).

“Inbound License Agreements” shall have the meaning ascribed to it in Section 4.12(a)(v).

“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3(a).

“Independent Accounting Firm” shall have the meaning ascribed to it in Section 1.3(c) or 1.5(c), as applicable.

“Individual Issue” shall have the meaning ascribed to it in Section 11.12.

“Initial Purchase Price” shall have the meaning ascribed to it in Section 1.2(a).

“Intellectual Property” shall have the meaning ascribed to it in Section 4.14(a).

“Intellectual Property Rights” shall have the meaning ascribed to it in Section 4.14(f).

“Investors” shall have the meaning ascribed to it in the preamble of this Agreement.

“Jones Day Fees” shall mean the fees and expenses (including VAT, if any) payable by the Main Sellers, the full and final amount of which will be delivered by the Sellers’ Representative to the Purchaser no later than three (3) Business Days prior to the Closing Date in the form of a payoff letter in form and substance satisfactory to Purchaser.

“Key Executive” shall mean each of the persons listed on Exhibit E hereto.

“Knowledge of Company Managers” concerning a particular subject, area or aspect of the Company and its Subsidiaries’ business or affairs shall mean the knowledge of each Company Managers and the knowledge of Ms. Annette Beaujeu, provided that any such individual shall be deemed to have knowledge of a particular fact or circumstances if (A) such individual has actual knowledge of such fact or circumstances or (B) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or circumstances in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in the Agreement.

“Leases” shall have the meaning ascribed to it in Section 4.11(b).

“Long Stop Date” shall have the meaning ascribed to it in Section 7.4.

“Losses” shall mean all direct losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser or Main Sellers arising under ARTICLE IX) incurred by the Company, its Subsidiaries, any other Purchaser Indemnified Persons, or any Seller Indemnified Person, but shall not include consequential damages not directly related to the matters covered by this Agreement (dommages indirects).

“MAC Notice” shall have the meaning ascribed to it in Section 6.15.

“Main Seller” shall have the meaning ascribed to it in the preamble of this Agreement.

“Material Adverse Change” shall mean any material adverse change (or any development or developments that, insofar as reasonably can be foreseen, will, individually or in the aggregate, result in any material adverse change) in the financial conditions, assets, liabilities, businesses, or results of operations of the Company and its Subsidiaries taken as a whole, excluding any such change, event, circumstance or condition affecting the industry in which the Company and its Subsidiaries operate or arising out of or in connection with or resulting from changes in general business or economic conditions.

“Material Contracts” shall have the meaning ascribed to it in Section 4.12(a).

“Net Cash” shall mean, at any time of determination, all Cash and Cash Equivalents of the Company and its Subsidiaries, minus (i) all Debt and Debt Alike Items of the Company and its Subsidiaries and (ii) all Company Expenses.

“Net Working Capital” shall mean, with respect to the Company on a consolidated basis (except to the extent included in the definitions of Cash and Equivalents or Debt Alike Items): (i) trade receivables, determined in accordance with GAAP and on a basis consistent with the Financial Statements, less (ii) trade payable specifically the payables relating to advertisement publishers, but excluding unrequested payments aged for more than six (6) months (to be reversed and recognized as an item of income by the Company before Closing).

“Net Working Capital Adjustment” shall have the meaning ascribed to it in Section 1.4(b)(i).

“Non-Conditional Deferred Payments” shall have the meaning ascribed to it in Section 1.4(a)(i).

“Normalized Net Working Capital” shall mean US$480,000.

“Open Source Materials” refers to any Computer Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including all versions of the following licenses: the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), Mozilla Public License (“MPL”), Eclipse Public License (“EPL”), Common Development and Distribution License (“CDDL”), Apache Software License, MIT License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Order” shall mean any ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any court or Governmental Entity.

“O Shares” shall have the meaning ascribed to it in the recitals to this Agreement.

“Other Sellers” shall have the meaning ascribed to it in the recitals to this Agreement.

“Outbound License Agreements” shall have the meaning ascribed to it in Section 4.12(a)(v).

“Party” or “Parties” shall mean Purchaser, the Sellers’ Representatives and Main Sellers.

“Patents” shall mean issued French, European and foreign patents as well as pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“P Shares” shall have the meaning ascribed to it in the recitals to this Agreement.

“Privacy Policies” shall have the meaning ascribed to it in Section 4.14(i).

“Pro Rata Percentage” shall mean for each Main Seller the percentage set forth on Exhibit A-1 (Purchaser shall have no responsibility or liability for such allocation or for the calculation giving rise to such allocation).

“Purchaser” shall have the meaning ascribed to it in the preamble of this Agreement.

“Purchase Price” shall have the meaning ascribed to it in Section 1.2(a).

“Purchaser Indemnified Persons” shall mean Purchaser and each of its Affiliates (including the Company) as well as their respective directors, officers, employees and agents.

“Purchaser Representatives” shall have the meaning ascribed to it in Section 6.8(a).

“Representatives” shall mean in relation to a Party, its Affiliates and their respective directors, offices, employees, agents, consultants and advisers.

“Representation Claims” shall have the meaning ascribed to it in Section 9.1(a)(i).

“Requirements of Law” shall mean any applicable domestic, foreign or international constitution; law, ordinance, judgment, Order, decree, injunction, permit, statute, treaty, rule or regulation, or determination of (or an agreement with) an arbitrator, including environmental laws and laws relating to the protection of personally identifiable information or data privacy.

“Reversed Payables” shall mean the deactivated publisher accounts of the Company, a summary of which is set forth in Exhibit I.

“Rules” shall have the meaning ascribed to it in Section 11.7(b).

“Sales” shall mean gross sales of the Company, determined in accordance with GAAP and on a basis consistent with the Financial Statements.

“Schedule Update” shall have the meaning ascribed to it in Section 6.15.

“Securities Act” shall mean the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Securities Holders’ Agreements” shall mean the short form shareholders’ agreements (engagements contractuels) between the Founders, the Investors, each holder of Company Warrants and Company Options.

“Sellers” shall have the meaning ascribed to it in the preamble of this Agreement.

“Shareholders’ Agreement” shall mean the shareholders’ agreement between the Founders, the Investors, and the Company dated March 22, 2011.

“Shares” shall have the meaning ascribed to it in the recitals of this Agreement.

“Short SPA” shall mean the short share purchase agreement in the form attached as Exhibit F to which each Other Seller is a party.

“Sold Securities” shall have the meaning ascribed to it in the recitals of this Agreement.

“Seller Indemnified Persons” shall mean the Main Sellers and each of their respective Affiliates as well as their respective directors, officers, employees and agents.

“Sellers’ Representatives” shall have the meaning ascribed to it in Section 11.12.

“Statutory Financial Statements” shall have the meaning ascribed to it in Section 4.6(a).

“Straddle Period” shall have the meaning ascribed to it in Section 6.9(a).

“Straddle Period Returns” shall have the meaning ascribed to it in Section 6.9(a).

“Subsidiary” shall mean, with respect to the Company, any other Person, of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tax” or “Taxes” shall mean all taxes, tariffs, charges, fees, duties, levies, penalties or other assessments imposed, assessed or collected by or under the authority of any Governmental Entity, including without limitation income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, retirement, withholding, social security, minimum estimated, profit, gift, estate, real estate, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, CSG, CRDS, précompte, prélèvement exceptionnel sur les distributions de dividendes and other taxes, and shall also mean social security contributions even where paid to an authority other than a Governmental Entity, and shall include interest, fines, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns or Tax Regulations.

“Tax Regulations” shall mean any Tax or custom law, statute, decree, ordinance, rule, Order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law — directive, regulations or others — of this treaty).

“Tax Representations” shall mean the representations of the Company Managers contained in Section 4.20 (Taxes).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Total Exercise Price” shall mean the aggregate exercise price of all Company Options to be exercised in accordance with this Agreement and the Short SPA.

“Transaction Agreements” shall mean, this Agreement, the Escrow Agreement, the Short SPA and each employment and non-competition agreement, including for the avoidance of doubt the new employment agreement to be entered with Mr. Djamel Agoua the main terms and conditions of which will be as set forth in Exhibit G (subject to such changes as agreed between Purchaser and Mr. Djamel Agoua).

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

“Trademarks” shall mean French, European and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

“Tribunal” shall have the meaning ascribed to it in Section 11.7(c)(i).

“2015 Audited Financial Statements” shall have the meaning ascribed to it in Section 1.5(a).

“2016 Audited Financial Statements” shall have the meaning ascribed to it in Section 1.5(b).

“2016 Conditional Deferred Payment” shall have the meaning ascribed to it in Section 1.5(a).

“2016 Deferred Payment Notice” shall have the meaning ascribed to it in Section 1.5(a).

“2017 Deferred Payment Notice” shall have the meaning ascribed to it in Section 1.5(b).

“2017 Conditional Deferred Payment” shall have the meaning ascribed to it in Section 1.5(b).

Section 10.2                             Interpretation

(a)                       The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)                       The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(d)                       The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.

(e)                        Without otherwise limiting the interpretation of the term under Requirements of Law, with respect to the Main Sellers, the term “best efforts” shall include such Main Seller voting all shares of the Company held by such Main Seller and exercising all rights as a Company Manager to accomplish the action requiring best efforts.

(f)                         References to US$, $ or dollars shall refer to United States currency. When determining all thresholds, materiality limits and other amounts expressed in dollars, all other amounts denominated in a currency other than dollars shall be calculated based on the relevant currency exchange rate in effect as the Business Day immediately prior to the date of determination (as published in The Wall Street Journal, unless such currency exchange rate is not published in the Wall Street Journal at the Benchmark Time, in which case, as published on http://www.oanda.com or a similar website or publication as may be agreed upon by the Sellers’ Representatives and Purchaser). For the avoidance of doubt, all calculations relating to the Estimated Statements and Closing Statements shall be made as of the Benchmark Time.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Fees and Expenses

(a)                       All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement. Notwithstanding the foregoing, Main Sellers as a group and Purchaser shall share equally any fees and expenses in relation to: (i) any necessary regulatory approvals, notices or filings, (ii) any fees of the Escrow Agent pursuant to the Escrow Agreement, and (iii) any disagreement and resolution process pursuant to Section 1.3 and Section 1.5.

(b)                       All Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by Purchaser, who will at its own expense file all necessary Tax Returns and other documentation with respect to all such registration duties.

Section 11.2                             Amendment and Modification

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.3                             Notices

All notices and other communications hereunder shall be in writing and, except as required by Section 11.7 hereof, shall be deemed given when mailed, delivered personally, emailed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

if to Purchaser, to:

Hongkong Cheetah Mobile Technology Limited

12/F, Fosun International Center Tower

No. 237 Chaoyang North Road

Chaoyang District, Beijing 100022

People’s Republic of China
Tel: +86-10-6292-7779

Email: ***

with a copy (which shall not constitute notice)

Michael J. Mies, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301, United States

Email: michael.mies@skadden.com

if to a Main Seller individually, to the address set below their name on the signature pages hereto.

if to the Sellers’ Representatives, to:

Djamel Agaoua

c/o MobPartner S.A.S.

89-91, avenue Ledru-Rollin

75011 Paris, France
Email: ***

and

Alven Capital Partners

1, place Andre Malraux

75001 Paris, France

Email: ***

with a copy (which shall not constitute notice)

Charles Gavoty and Alexandre Wibaux.

Jones Day

2, rue Saint Florentin

75001 Paris, France
Email: cgavoty@jonesday.com; awibaux@jonesday.com

Section 11.4                             No Third Party Beneficiaries

This Agreement is not intended to confer any rights or remedies hereunder upon any Person other than the Parties hereto.

Section 11.5                             Severability

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.6                             Governing Law

This Agreement shall be exclusively governed in all respects by French Law.

Section 11.7                             Disputes; Arbitration; Submission to Jurisdiction for Injunctive Relief

(a)                       The Parties undertake to use their best efforts to try to settle amicably any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof (a “Dispute”). Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include the statement of the dispute and any documents related thereto. The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

(b)                       Failing an amicable settlement within three (3) weeks of the receipt of the above-mentioned notification, the Dispute shall be finally settled by arbitration under the rules administered by the International Court of Arbitration (the “Court”) of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. The seat of arbitration shall be London. The arbitration proceedings shall be conducted in English and documentary exhibits may be admissible in French or English without translation into French or English, as the case may be, and the award shall be rendered in the English language.

(c)                        In an arbitration the following shall apply:

(i)             The arbitration shall be conducted by three arbitrators (the “Tribunal”) appointed in accordance with the Rules, and the Parties intend for the ICC Court to strictly enforce the relevant time periods in order to promptly constitute the Tribunal. The Terms of Reference (as defined in the Rules) shall be signed by the Tribunal and the Parties as expeditiously as possible but no later than twenty (20) Business Days after the confirmation of the appointment of the third arbitrator, subject to extension by the ICC Court. The Parties further direct the Tribunal to establish a strict timetable for the proceedings and generally conduct the arbitration as expeditiously as practicable, without prejudice to the disclosure rights of the Parties, in order to ensure a prompt resolution of any Dispute.

(ii)                    The award shall be rendered by the Tribunal as expeditiously as possible after the close of the hearing and in any event no later than eighteen (18) months as from the date of the filing of the Request for Arbitration (as defined in the Rules); provided, however, that the Tribunal may seek an extension of such time limit from the ICC Court for good cause. The award rendered by the Tribunal shall be final and binding on the Parties and enforceable against such Parties and their assets in any court of competent jurisdiction.

(iii)                 By agreeing to arbitration, the Parties do not intend to deprive any competent court or the ICC Emergency Arbitrator of the jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other Order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (i) each of the Parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the Courts of France and London; and (ii) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection to the jurisdiction of such courts. The Parties agree that the Party seeking interim relief or the enforcement of the award may do so in the forum of its choice.

(iv)                Without prejudice to such provisional remedies as may be available under the jurisdiction of a court or the ICC Emergency Arbitrator, the Tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s Orders to that effect. The arbitrators also shall be entitled to enforce specifically the terms and provisions of this Agreement and to award monetary damages and other remedies pursuant to this Agreement or Requirements of Law.

(v)                   Each of the Parties shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of the arbitration.

(vi)                This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vii)             All notices by one Party to another Party in connection with the arbitration shall be in accordance with the provisions of Section 11.3 except that no notice may be transmitted by facsimile.

(viii)          This agreement to arbitrate shall be binding upon the successors and assigns of each Party.

Section 11.8                             Time of Essence

Each of the Parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.9                             Extension; Waiver

At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.10                      Election of Remedies

Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 11.11                      Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly-owned subsidiary of Purchaser, it being understood that (i) Purchaser shall remain liable to Main Sellers with respect to the obligations of Purchaser under this Agreement as if such assignment of rights and interests had not occurred and (ii) Purchaser’s assignee shall then provide the Investors with such information as they may reasonably require to comply with their anti-money laundering obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.12                      Sellers’ Representatives

(a)                       Each Main Seller hereby constitutes and appoints each of Mr. Djamel Agaoua and Alven Capital Partners as their representatives (the “Sellers’ Representatives”) and his, her, or its true and lawful attorney-in-fact, with full power and authority in each of his, her, or its name and on behalf of each of them:

(i)             to act on behalf of each of them or any one of them in the absolute discretion of the Sellers’ Representatives, but only with respect to the following provisions of this Agreement, with the power to: (A) enter into the Escrow Agreement on behalf of and as representative of Main Sellers; (B) designate the accounts for payments to Main Sellers pursuant to Section 1.4 and Section 1.5; (C) deliver the Estimated Statements, supporting materials thereof, and any notice regarding Dispute Items, and accept, or resolve any disagreement regarding, the Closing Statements pursuant to Section 1.3; (D) waive any provision of this Agreement on behalf of Main Sellers pursuant to Section 7.1 and Section 7.3; (E) deliver notice of an Acquisition Proposal received by the Company pursuant to Section 6.8; (F) deliver any closing deliverables pursuant to ARTICLE VII, (G) terminate this Agreement pursuant to Section 8.1; (H) act in connection with any matter as to which any Main Seller has obligations under ARTICLE IX; (I) consent to the assignment of rights under this Agreement pursuant to Section 11.11; (J) deliver any notice to, or receive any notice from, Purchaser or its Representatives in connection with this Agreement; (K) amend this Agreement pursuant to Section 11.2; (L) waive any right of Main Sellers or any Main Seller hereunder pursuant to Section 11.9; (M) accept service of process on behalf of Main Sellers; and (N) do all similar things and take any similar actions under any of this Agreement, the Escrow Agreement and other agreements relating to the Transaction; and

(ii)          in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, notices, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 11.12.

(b)                       This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Main Seller or by operation of law, whether by the death or incapacity of any Main Seller or by the occurrence of any other event. Each Main Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representatives pursuant to this Section 11.12, it being specified that any consent required from the Main Sellers will require the consent of both Sellers’ Representatives Each Main Seller agrees that the Sellers’ Representatives shall have no obligation or liability to any Person for any action or omission taken or omitted by the Sellers’ Representatives in good faith hereunder, and each Main Seller shall indemnify and hold the Sellers’ Representatives harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Sellers’ Representatives may sustain as a result of any such action or omission by the Sellers’ Representatives hereunder.

(c)                        Purchaser shall be entitled to rely upon any document or other paper delivered by the Sellers’ Representatives as (i) genuine and correct and (ii) having been duly signed or sent by the Sellers’ Representatives, and Purchaser shall not be liable to any Main Seller for any action taken or omitted to be taken by Purchaser in such reliance. Each Main Seller agrees that Purchaser shall be entitled to rely on any agreement, settlement, notice, waiver, decision, act, consent or instruction of the Sellers’ Representatives, including an amendment, extension or waiver of this Agreement, and that each action shall constitute a decision of Main Sellers and shall be final, binding and conclusive upon Main Sellers as if such Main Seller had taken such action.

(d)                       For the avoidance of doubt, the Sellers’ Representatives shall not represent any Main Seller in any matter concerning such Main Seller specifically (e.g., a claim by Purchaser that such Main Seller has breached one of its representations in ARTICLE III or a covenant in the Agreement) (an “Individual Issue”). Any notice by Purchaser with respect to an Individual Issue shall accordingly be sent to the concerned Main Seller, and the provisions of this Agreement shall apply mutatis mutandis.

Section 11.13                      Escrow Accounts

The Parties agree that all matters relating to the Escrow Account, to the extent not set forth in this Agreement, shall be governed by the Escrow Agreement; provided, however, that in the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of this Agreement shall control.

[signature pages follow]

IN WITNESS WHEREOF, Purchaser, the Sellers’ Representatives and Main Sellers have executed this Agreement or caused this Agreement to be executed by their respective officers thereby duly authorized as of the date first written above.

PURCHASER

HONGKONG CHEETAH MOBILE TECHNOLOGY LIMITED

By:	/s/ Sheng Fu
	Name:	Sheng Fu
	Title:	Authorized Representative

COMPANY

MOBPARTNER S.A.S.

By:	/s/ Djamel Agaoua
	Name:	Djamel Agaoua
	Title:	President

SELLERS’ REPRESENTATIVES

By:	/s/ Djamel Agaoua
	Name:	Djamel Agaoua

By:	/s/ Djamel Agaoua
	Name:	Alven Capital Partners, represented by Djamel Agaoua
	Title:	Attorney-in-fact

MAIN SELLERS

By:	/s/ Vianney Settini
	Name:	Vianney Settini
Address: 10 rue Monge — 75005 Paris, France

E-mail: vianney@mobpartner.com

By:	/s/ Guillaume Alabert
	Name:	Guillaume Alabert

Address: 3 rue Valette — 75005 Paris, France

E-mail: guillaume@mobpartner.com

By:	/s/ Djamel Agaoua
	Name:	Djamel Agaoua

Address: French residence: 58 allee des Romarins — Port d’Alon — 83270 Saint-Cyr-sur-Mer, France

US residence: 231 Princeton Avenue, Mill Valley, CA 94941, USA

E-mail: djamel.agaoua@mobpartner.com

By:	/s/ Djamel Agaoua
	Name:	FCPR Alven Capital III, represented by Alven Capital Partners, itself represented by Djamel Agaoua
	Title:	Attorney-in-fact

Address: 1 place Andre Malraux — 75001 Paris, France

E-mail: uzan@alvencapital.com

By:	/s/ Djamel Agaoua
	Name:	FPCI NewFund 1, represented by Newfund Management, itself represented by Djamel Agaoua
	Title:	Attorney-in-fact

Address: morand@newfund.fr

By:	/s/ Djamel Agaoua
	Name:	Charles-Antoine Morand, represented by Djamel Agaoua
	Title:	Attorney-in-fact

Address: 3 rue des Vignes — 75016 Paris

E-mail: morand@newfund.fr

EXHIBIT A-1
SELLER WORKSHEET

EXHIBIT B
SAMPLE CALCULATION OF PURCHASE PRICE

EXHIBIT C
SCOPE OF COMPANY OPERATIONS

EXHIBIT D
TERMS AND CONDITIONS OF THE EMPLOYEE RETENTION OR INCENTIVE PLAN AND LIST OF ITS BENEFICIARIES

EXHIBIT E
ELIGIBLE EMPLOYEES

EXHIBIT F
FORM OF SHORT-SPA

EXHIBIT G
FORM OF EMPLOYMENT AGREEMENT

EXHIBIT H
REVERSED PAYABLES